                                                                   EXHIBIT 10.50



                                CREDIT AGREEMENT



                               CDN. $200,000,000



                               DECEMBER 19, 1996


                                    BETWEEN


                           CANADIAN ULTRAMAR COMPANY


                                    - and -


                     ULTRAMAR DIAMOND SHAMROCK CORPORATION


                                    - and -


                               THE LENDERS HERETO


                                    - and -


                       CANADIAN IMPERIAL BANK OF COMMERCE

                                CREDIT AGREEMENT


                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                        ARTICLE 1

                                                       DEFINITIONS

         1.1              Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2              Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         1.3              General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         1.5              Certificates and Opinions, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         1.6              Evidence of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE 2

                                                 THE CREDIT AND DRAWDOWNS

         2.1              Establishment of Credit and Replacement of Existing Credit Agreement  . . . . . . . . . . .  20
         2.2              Drawdown Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.3              Availment of the Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.4              Drawdown Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.5              Rollover/Conversion Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.6              Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.7              Pro-Rata Availment and Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.8              Maximum Rate of Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.9              Hostile Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE 3

                                                 REDUCTION OF THE CREDIT

         3.1              Revolving Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.2              Mandatory Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.3              Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.4              Cancellation of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE 4

                                                          LOANS

         4.1              Computation of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.2              Accrual and Payment of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         4.3              Default Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.4              LIBOR Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.5              Selection of Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.6              Determination of Credit Rating  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.7              Effective Date for Changes in Credit Ratings  . . . . . . . . . . . . . . . . . . . . . . .  29
         4.8              Credit Ratings no Longer Provided . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.9              Agent's Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                        ARTICLE 5

                                                   BANKERS' ACCEPTANCES

         5.1              Creation of Bankers' Acceptances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.2              Stamping Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.3              Pre-Signed Bankers' Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.4              Execution of Bankers' Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.5              Sale of Bankers' Acceptances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.6              Discharge of Bankers' Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.7              Bankers' Acceptances Outstanding upon Default . . . . . . . . . . . . . . . . . . . . . . .  32
         5.8              Obligations Unconditional . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.9              Discount Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 6

                                                    LETTERS OF CREDIT

         6.1              Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.2              Issuance of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.3              Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.4              Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.5              Discharge of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.6              Letters of Credit Outstanding Upon Default  . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.7              Non-Syndicated LCs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                        ARTICLE 7

                                         CHANGE IN CIRCUMSTANCES AND INDEMNITIES

         7.1              Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.2              Lack of LIBOR.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.3              Unlawful, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.4              Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.5              Currency Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.6              Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                        ARTICLE 8

                                                         PAYMENTS

         8.1              Place and Manner of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.2              Payment by the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.3              Net Payments, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.5              Application of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                        ARTICLE 9

                                                   CONDITIONS PRECEDENT

         9.1              Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.2              Conditions Precedent to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.3              Condition Precedent to Each Drawdown  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.4              Conditions Precedent to Certain Drawdowns . . . . . . . . . . . . . . . . . . . . . . . . .  42


                                                        ARTICLE 10

                                              REPRESENTATIONS AND WARRANTIES

         10.1             Existence and Business; Power and Authorization; Enforceable Obligations. . . . . . . . . .  42
         10.2             No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.3             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.4             Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         10.5             Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.6             Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.7             Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.8             Investment Company Act; Public Utility Holding Company Act  . . . . . . . . . . . . . . . .  46
         10.9             No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.10            Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.11            Foreign Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.12            ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.13            Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.14            Accuracy and Completeness of Information  . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.15            Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         10.16            Significant Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                        ARTICLE 11

                                                  AFFIRMATIVE COVENANTS

         11.1             Information Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         11.2             Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.3             Notice of Default, Litigation or Other Event  . . . . . . . . . . . . . . . . . . . . . . .  50
         11.4             ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.5             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.6             Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.7             Books, Records and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.8             Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.9             Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.10            Existence, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         11.11            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.12            Maintenance of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.13            Ownership of Significant Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.14            Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                        ARTICLE 12

                                                    NEGATIVE COVENANTS

         12.1             Restriction on Fundamental Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.2             Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.3             Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.4             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.5             Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.6             Interest Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.7             Holding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                                                        ARTICLE 13

                                               EVENTS OF DEFAULT; REMEDIES

         13.1             Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   (a)    Failure to Make Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   (b)    Breach of Representation or Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   (c)    Breach of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   (d)    Default Under Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                   (e)    Bankruptcy, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                   (f)    Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                   (g)    ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                   (h)    Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                   (i)    Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         13.2      Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                                        ARTICLE 14

                                                        THE AGENT

         14.1             Appointment and Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         14.2             Agent and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         14.3             Action by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.4             Consultation with Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.5             Liability of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.6             Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         14.7             Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         14.8             Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         14.9             Agent's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                                                        ARTICLE 15

                                                      MISCELLANEOUS

         15.1             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         15.2             No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         15.3             Expenses; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         15.4             Sharing of Set-Offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         15.5             Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         15.6             Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         15.7             Governing Law; Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . .  66
         15.8             Counterparts; Integration; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . .  67
         15.9             Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68


                                                        SCHEDULES


         Schedule "A" - Commitments
         Schedule "B" - Drawdown Notice
         Schedule "C" - Guarantees
         Schedule "D" - Pricing Schedule
         Schedule "E" - Significant Subsidiaries
         Schedule "F" - Plans
         Schedule "G" - Assignment and Assumption Agreement
         Schedule "H" - Opinion of Counsel for UDSC
         Schedule "I" - Opinion of Canadian Counsel to the Borrower

                                CREDIT AGREEMENT



THIS AGREEMENT dated December 19, 1996.

BETWEEN:

                           CANADIAN ULTRAMAR COMPANY

                                    - and -

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                                    - and -

                               THE LENDERS HERETO

                                    - and -

                       CANADIAN IMPERIAL BANK OF COMMERCE


PREAMBLE:

1. The Lenders have agreed to provide the Credit to the Borrower and in support, UDSC has agreed to guarantee all of the obligations of the Borrower under the Credit, on the terms and conditions provided for by this Agreement and the Guarantee.

2. At the request of the Lenders and the Borrower, CIBC has agreed to act as agent for the Lenders.

3. The Credit replaces in all respects the credit established under the Existing Credit Agreement.

AGREEMENT:


                   In consideration of the covenants and agreements between the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS


1.1 DEFINED TERMS. In this Agreement the following terms have the meanings set forth below.


"ACCOMMODATION" means an Advance by way of the following:

         (a)     Prime Rate Loans, including by way of Overdraft;

         (b)     Base Rate Loans, including by way of Overdraft;

         (c)     LIBOR Loans;

         (d)     Letters of Credit and Non-Syndicated LCs issued by CIBC; or

         (e)     Bankers' Acceptances.

"ADJUSTED CONSOLIDATED DEBT" means with respect to any Person, Indebtedness which is or should be reflected on a consolidated balance sheet of such Person, minus, to the extent reflected as assets on a consolidated balance sheet of such Person, the sum of the following:

         (a) direct obligations of the Government of Canada or of the United States of America, or of any agency thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof, in either case, maturing not more than 180 days from the date of acquisition thereof by such Person;

         (b)     cash;

         (c) time deposits, bankers' acceptances or certificates of deposit issued by a Restricted Bank maturing not more than 180 days from the date of acquisition thereof;

         (d) commercial paper rated A-2 or better or P-2 or better by S&P or Moody's, respectively, maturing not more than 180 days from the date of acquisition thereof; and

         (e) other debt obligations rated at least A- by S&P or A3 by Moody's, respectively, maturing not more than 180 days from the date of acquisition thereof.

"ADVANCE" means the advance of funds or the providing of credit by the Lenders to the Borrower under the Credit by way of an Accommodation, including all conversions and rollovers thereof.

"AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For purposes of this definition, a Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

"AGENT" means CIBC and its successors in such capacity as agent for the Lenders.

"APPLICABLE CREDIT SPREAD" means as at the date of determination, the applicable spread based on the Credit Ratings, over LIBOR, the facility fee payable pursuant to Section 2.6, the stamping fee payable pursuant to Section 5.2, and the Letter of Credit fee payable pursuant to Section 6.3(a), all as set forth in the Pricing Schedule.

"AUTHORIZED OFFICER" means (a) with respect to any Person that is a corporation, the chief executive officer, the president, any executive vice president, any senior vice president, any vice president, the treasurer, or the chief financial officer of such Person, (b) with respect to any Person that is a partnership, the president, any executive vice president, any senior vice president, any vice president, the treasurer or the chief financial officer of a general partner of such Person, (c) with respect to any Person that is a limited liability company, the president, any executive vice president, any senior vice president, any vice president, the treasurer or the chief financial officer of such Person, or (d) with respect to any other Person, such representative of such Person that is approved by the Agent in writing. No Person will be deemed to be an Authorized Officer until named on a certificate of incumbency of such Person delivered to the Agent from time to time.

"BANKERS' ACCEPTANCE" means a bill of exchange drawn by the Borrower and accepted by the Lenders or a permitted participant, transferee or assignee of the Lenders payable in Canada, and to the extent applicable, includes a Discount Note issued by the Borrower and purchased by a Lender pursuant to
Section 5.9.

"BANKING DAY" means any day on which the Lenders are open for business in Montreal, Quebec, Toronto, Ontario and, in the case of any determination to be made in respect of a LIBOR Loan, on a Banking Day on which dealings are carried out in the London inter-bank market and banks are open for business in New York, New York, U.S.A.

"BASE RATE" means the rate of interest per annum which is the greater of (a) the rate established by the Agent from time to time as a reference for the determination of interest rates that the Agent charges for US dollar loans made by it in Canada, as adjusted from time to time and without notice to the Borrower upon change by the Agent, and (b) the Federal Funds Rate plus 50 basis points.

"BASE RATE LOAN" means a Loan on which interest is calculated with reference to the Base Rate.

"BORROWER" means Canadian Ultramar Company, a Nova Scotia unlimited liability company and its successor and permitted assigns.

"BORROWING AMOUNT" means, in the case of:

         (a) a Prime Rate Loan or a Base Rate Loan (in each case except by way of Overdraft), a minimum Drawdown of Cdn. $5,000,000 (Cdn. $ or U.S. $, as applicable);

         (b)     a LIBOR Loan, a minimum Drawdown of U.S.$5,000,000; and

         (c) a Bankers' Acceptance, a minimum Drawdown of Cdn. $5,000,000 plus any whole multiple of Cdn. $100,000.

"CDN. DOLLARS", "CDN. $" AND "$ CDN." means lawful currency of Canada.

"CAPITAL LEASE" means any lease which in accordance with GAAP is required to be capitalized on a consolidated balance sheet of the Borrower, UDSC and their respective Consolidated Subsidiaries, and for purposes of the Documents, the amount of these obligations shall be the amount so capitalized.

"CDOR" means the average yield to maturity for bankers' acceptances which is quoted on Reuter's Canadian Deposit Offered Rate screen, at approximately 10:00 am (New York time) on the applicable date on which an Advance shall take place, for bankers' acceptances having a term to maturity of 1 month.

"CHANGE OF CONTROL" shall be deemed to have occurred at such time as any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the United States Securities Exchange Act of 1934, as amended, becomes the beneficial owner of 35% or more of the total voting power of all classes of voting stock of UDSC or the Borrower, as the case may be, or such Person or Group succeeds in having sufficient of its nominees elected to the board of directors of UDSC or the Borrower, as the case may be, such that such nominees, when added to any existing director remaining on such board of directors after such election who is an Affiliate of such Group, will constitute a majority of such board of directors; provided that a "Change of Control" shall not include a Permitted Transaction.

"CIBC" means Canadian Imperial Bank of Commerce, a Canadian chartered bank and its successors and permitted assigns.

"CLOSING DATE" means December 19, 1996 or such other date as the Parties may agree upon in writing.

"CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

"COMMITMENT" means the obligation of a Lender to make available to the Borrower hereunder an aggregate principal amount in Canadian Dollars, or the Exchange Equivalent thereof, at any one time outstanding of up to but not exceeding the amount set out opposite its name in Schedule "A" to the extent not cancelled, reduced or terminated pursuant to this Agreement.

"CONSOLIDATED CASH INTEREST EXPENSE" means, in respect of the Borrower or UDSC, as applicable, Consolidated Interest Expense excluding, however, interest expense not payable in cash (including amortization of discount).

"CONSOLIDATED EBITDA" means in respect of the Borrower or UDSC, as applicable, for any period, Consolidated Net Income for such period plus, to the extent deducted in such period in the determination of Consolidated Net Income:

         (a)      provisions for taxes based on income;

         (b)     Consolidated Interest Expense;

         (c)     depreciation; and

         (d)     amortization.

"CONSOLIDATED INTEREST EXPENSE" means in respect of the Borrower or UDSC, as applicable, and its Consolidated Subsidiaries, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest that is payable in cash) net of interest income with respect to all outstanding Indebtedness, including without limitation, all commissions, discounts (including Discount Notes) and other fees and charges owed with respect to letters of credit and bankers' acceptance financings.

"CONSOLIDATED NET INCOME" means, in respect of the Borrower or UDSC, as applicable, and its Consolidated Subsidiaries, for any period, the net income (or loss) for such period; provided that there shall be excluded:

         (a) any after-tax gains or losses attributable to asset sales (other than sales in the ordinary course of business) or returned surplus assets of any Plan; and

         (b) to the extent not included in paragraph (a) above, any net extraordinary gains or net extraordinary losses.

"CONSOLIDATED NET TANGIBLE ASSETS" means at any date and in respect of the Borrower or UDSC the total consolidated assets of the Borrower or UDSC and its Consolidated Subsidiaries, less all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible items.

"CONSOLIDATED NET WORTH" means at any date and in respect of the Borrower or UDSC, as applicable, and its Consolidated Subsidiaries, its consolidated shareholders' equity determined as of such date.

"CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated under GAAP with those of the Borrower or UDSC, as applicable, in its consolidated financial statements if such statements were prepared as of such date.

"CONTEST" means, with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted or pursued by other reasonable methods, so long as the failure to pay or discharge any such Tax, Lien or claim during the pendency of such contest would not otherwise have a Material Adverse Effect on the Person subject to any such Tax, Lien or claim.

"CONTINGENT OBLIGATION" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent;

         (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor from the primary obligee;

         (b) to advance or supply funds for the payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

         (c) to purchase property, securities or services primarily for the purpose of assuring the primary obligee of the ability of the primary obligor to make payment of such primary obligation; or

         (d) otherwise to assure or hold harmless the primary obligee against loss in respect of such primary obligation;

provided, however, that the term Contingent Obligation does not include endorsements of instruments for deposit or collection in the ordinary course of business.

"CREDIT" means the credit established by Section 2.1.

"CREDIT RATINGS" means the ratings given to UDSC's senior unsecured debt obligations as published from time to time by S&P and Moody's.

"DEFAULT" means an event which, with the giving of notice and/or lapse of time would constitute an Event of Default.

"DEFAULT RATE" means the rate of interest applicable to the underlying obligation to which the "Default Rate" is said to apply plus 1% per annum.

"DESIGNATED BRANCH" means initially the main branch of CIBC as shown on the signature pages hereto, or such other branch as the Agent may from time to time designate with the consent of the Borrower.

"DISCOUNT NOTES" has the meaning set forth in Section 5.9.

"DOCUMENTARY LETTERS OF CREDIT" means a documentary letter of credit issued by the Agent at the request and for the account of the Borrower in such amount and of such term as may be agreed to by the Borrower and the Agent.

"DOCUMENTS" means this Agreement, the Guarantee and all other agreements delivered or to be delivered to the Lenders pursuant hereto or thereto and, when used in relation to any Person, the term "Documents" shall mean and refer to those Documents executed and delivered by such Person, including as any of the Documents may be amended, modified, supplemented, restated or replaced, from time to time.

"DRAWDOWN" means the availment by the Borrower of an Accommodation as permitted by Article 2 and includes a Rollover/Conversion Drawdown.

"DRAWDOWN NOTICE" means a notice in the form of Schedule "B" delivered pursuant to Section 2.4.

"ENVIRONMENTAL APPROVALS" means any Governmental Approvals required under applicable Environmental Laws.

"ENVIRONMENTAL CLAIM" means any written notice, claim, demand or similar communication by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or
(b) circumstances forming the basis of any violation or alleged violation, of any Environmental Law or Environmental Approval.

"ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata).

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

"ERISA CONTROLLED GROUP" means the group consisting of UDSC and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with UDSC that, together with such Person, are treated as a single employer under regulations of the PBGC.

"ERISA PERSON" has the meaning set forth in Section 3(9) of the ERISA for the term "person".

"ERISA PLAN" means (a) any Plan that (i) is not a Multiemployer Plan and (ii) has Unfunded Benefit Liabilities and (b) any Plan that is a Multiemployer Plan.

"EVENT OF BANKRUPTCY" means with respect to any Person, the occurrence of any of the following events:

         (a) the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code (U.S.A.), or the Bankruptcy and Insolvency Act (Canada) or other similar Law dealing with or affecting the rights of creditors generally;

         (b) an involuntary action or proceeding is commenced against such Person to render such Person a bankrupt or to seize or bring under the control of a custodian, receiver, trustee, or other like Person, substantially all of such Person's property and the action or proceeding is not controverted within 30 days, or is not dismissed within 60 days, after commencement thereof;

         (c) a custodian, receiver, trustee or other like Person is appointed for, or takes charge of, all or substantially all of the property of such Person;

         (d) such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of 60 days;

         (e) the entrance of any order for relief or other order approving any such case or proceeding involving such Person;

         (f)     such Person is adjudicated insolvent or bankrupt;

         (g) such Person suffers any appointment of any custodian, receiver, trustee or other like Person for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days;

         (h) such Person makes a general assignment for the benefit of creditors;

         (i) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

         (j) such Person shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing for a period of 60 days; or

         (k) any action as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

"EVENT OF DEFAULT" has the meaning given in Article 13.

"EXCESS AMOUNT" means the excess, if any, as at the date of determination, of:

         (a) the aggregate of the outstanding Advances under the Credit in Cdn. Dollars and the Exchange Equivalent in Cdn. Dollars at such date of the outstanding Advances under the Credit in U.S. Dollars; over

         (b)     the then aggregate amount of the Commitments of all Lenders,

provided that if the amount of such difference calculated by the Agent as aforesaid is less than Cdn. $10,000, or the Exchange Equivalent in U.S. Dollars, the difference for purposes of Section 8.4 only, shall be deemed to be nil.

"EXCHANGE EQUIVALENT" in respect of one currency (the "original currency"), being Cdn. Dollars or U.S. Dollars, as the case may be, means, at the date of determination, the amount of currency expressed in the other currency, based on the Bank of Canada's Noon Rate on such date, with the specified amount of the original currency on such date.

"EXISTING CREDIT AGREEMENT" means the Second Amended and Restated Credit Agreement dated as of December 30, 1993, among Canadian Ultramar Limited (predecessor to the Borrower), UDSC, (formerly known as Ultramar Corporation), Ultramar Ltee. (formerly known as Ultramar Canada Inc.), CIBC, as agent, and the parties named therein as lenders, as amended, supplemented and restated to the date hereof.

"FEDERAL FUNDS RATE" means the rate set forth in the Federal Reserve Bank of New York weekly statistical release designated as H.15(519), opposite the caption "Federal Funds (Effective)" or, if such rate is not so published for a Banking Day, the average of the quotations at approximately 10:00 am (New York time) on such day based on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"FINANCIAL STANDBY LETTER OF CREDIT" means a standby letter of credit in form and substance satisfactory to the Lenders issued by the Agent for the account of the Borrower in support of an obligation arising other than in respect of the purchase of goods or other trade.

"GAAP" means in respect of the Borrower, generally accepted accounting principles in Canada and, in respect of UDSC, generally accepted accounting principles in the United States of America, in effect from time to time, applied on a basis consistent (except for changes with respect to which UDSC's or the Borrower's, as the case may be, independent public accountants concur) with its most recent audited consolidated financial statements delivered to the Lender.

"GOVERNMENTAL APPROVAL" means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption or filing for registration by or with any Governmental Authority.

"GOVERNMENTAL AUTHORITY" means any nation, state, sovereign, or government, any federal, regional, state, provincial, local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"GUARANTEE" means the Guarantee and Postponement of Claim in the form of Schedule "C" to be executed by UDSC and delivered to the Lenders on the Closing Date.

"HOLDING" means Canadian Ultramar Holding Corp., a Delaware corporation, and its successors and permitted assigns.

"HOSTILE ACQUISITIONS" means an offer to acquire, which is required to be reported to an applicable securities regulatory authority, shares of a corporation where the board of directors of that corporation has not approved such offer nor recommended to the shareholders of the corporation that they sell their shares pursuant to the proposed offer.

"INDEBTEDNESS" means in relation to any Person and without duplication, (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables within credit terms normally prevailing in the industry and accrued liabilities incurred in the ordinary course of business of such Person), (b) all obligations of such

Person in respect of principal evidenced by a note, bond, debenture or similar instrument, (c) the obligations of such Person which are capitalized under Capital Leases, (d) all non-contingent obligations (and, for purposes of Section 13.4 and Liens affecting such Person, all Contingent Obligations) of such Person to reimburse any financial institution or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all indebtedness of any other Person secured by any Lien on any Property owned by such Person, whether or not such indebtedness has been assumed by such Person,
(f) all obligations of such Person in respect of surety bonds, appeal bonds or other similar instruments, and (g) all Contingent Obligations of such Person.

"INTEREST PAYMENT DATE" means the last day of an Interest Period and also, in the case of an Interest Period which is longer than 90 days, each date within such Interest Period which follows at 90 day intervals after the first day of such Interest Period.

"INTEREST PERIOD" means:

         (a) with respect to each Prime Rate Loan and each Base Rate Loan, the period commencing on the applicable Drawdown Date and terminating on the date ultimately selected hereunder by the Borrower for the conversion of such Advance into another type of Accommodation or the repayment of such Advance;

         (b) with respect to each bankers' acceptance, the period selected hereunder by the Borrower and being of 1, 2, 3, 4 or 6 months' duration, or such other duration as is agreed to by the Borrower and the Lenders, commencing on the Drawdown Date of such Advance; and

         (c) with respect to each Libor Loan, the period selected hereunder by the Borrower and being of 1, 2, 3, or 6 months' duration, or such other duration as is agreed to by the Borrower and the Lenders, commencing on the Drawdown Date of such Advance.

"INTEREST RATE PROTECTION AGREEMENTS" means any interest rate exchange, collar, cap or similar agreements providing interest rate protection entered into by the Borrower, UDSC or any of their respective Subsidiaries.

"JOINT PROXY STATEMENT" means the Joint Proxy Statement of UDSC Corporation and Diamond Shamrock, Inc., dated October 29, 1996, issued in connection with the Merger.

"LAW" means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Approval or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly indicates otherwise, the term "Law" includes each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

"LENDERS" means the Parties named as Lenders in the signature pages of this Agreement, as such pages are amended from time to time or the Parties who become Lenders pursuant to Section 15.6 and "Lender" means any of them.

"LETTER OF CREDIT" means a letter of credit issued by the Agent at the request and for the account of the Borrower in such amount and of such term as may be agreed by the Borrower and the Agent.

"LIBOR" means, in relation to a LIBOR Loan, the rate of interest per annum, rounded upwards to the nearest 1/16 of 1%, as determined by the Agent on the second Banking Day prior to the commencement of the Interest Period during which such LIBOR Loan is to be outstanding, at which deposits in U.S. Dollars in amounts comparable to the amount of such LIBOR Loan, for value on the first day of such Interest Period and for a term equal to the requested Interest Period, are offered to the Agent in accordance with its normal practice in the London inter-bank market at or about 10:00 a.m. (New York time) on such second day.

"LIBOR LOAN" means a Loan on which interest is calculated by reference to the LIBOR.

"LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For the purposes of the Documents, the Obligors or any of their Subsidiaries will be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

"LOAN" means an Advance made by a Lender to the Borrower under this Agreement.

"MAJORITY LENDERS" means Lenders holding, in aggregate, at least 66-2/3% of the aggregate outstanding Commitments.

"MATERIAL ADVERSE EFFECT" means a material adverse effect upon:

         (a) the business, results of operations, financial condition or prospects of UDSC and its Consolidated Subsidiaries taken as a whole,

         (b) the ability of the Borrower or UDSC to perform under any Document; or

         (c) the ability of any of the Lenders to enforce any of the Obligations or any of their rights and remedies against the Obligors under the Documents.

"MATERIAL FINANCIAL OBLIGATION" means a principal or face amount of Indebtedness and/or payment or collateralization obligations in respect of Interest Rate Protection Agreements of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate U.S. $25,000,000 or the Exchange Equivalent thereof in Cdn. Dollars.

"MATERIALS OF ENVIRONMENTAL CONCERN" means all materials, substances and wastes regulated as hazardous under Environmental Laws.

"MERGER" means the merger of Diamond Shamrock, Inc. with and into Ultramar Corporation pursuant to the Merger Agreement.

"MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of September 22, 1996 between Ultramar Corporation and Diamond Shamrock, Inc.

"MOODY'S" means Moody's Investors Service, Inc.

"MULTIEMPLOYER PLAN" means a Plan which is a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

"NON-FINANCIAL STANDBY LETTER OF CREDIT" means a standby letter of credit issued by the Agent in connection with the purchase of goods or other trade, but payable upon the presentation of a certificate by the beneficiary of such letter of credit that payment has not been received in accordance with the underlying purchase contract, at the request and for the account of the Borrower.

"NON-SYNDICATED LCS" means letters of credit issued by CIBC from time to time at the request of the Borrower upon terms and conditions acceptable to CIBC and the Borrower where the face amount thereof does not individually exceed Cdn. or U.S. $3,000,000, as the case may be.

"NOON RATE" means in relation to the conversion of one currency into another currency, the rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by the Agent at Toronto, Ontario at approximately noon (New York time).

"OBLIGATIONS" means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to the Agent or any Lender under the Documents including, without limitation, (a) all principal, interest, and fees, (b) any amount the Agent or any Lender expends on behalf of the Obligors where the Obligors under the Documents fails to make any such payment when required under the terms of the Documents, (c) all amounts required to be paid under any indemnification or similar provision and (d) all obligations in respect of any Letter of Credit.

"OBLIGOR" means the Borrower, UDSC or Holdings and "OBLIGORS" means any of them.

"OVERDRAFT" means any Prime Rate Loan or Base Rate Loan made by CIBC to meet a drawing by way of overdraft upon an account of the Borrower with CIBC; provided that, the aggregate availability to the Borrower of drawings by way of Overdrafts made available under the Credit by CIBC by way of Prime Rate Loans and/or Base Rate Loans shall not exceed the principal amount of Cdn. $30,000,000 or the Exchange Equivalent thereof in U.S. Dollars.

"PARTICIPANT" has the meaning set forth in Section 15.6(b).

"PARTIES" means each of the Obligors, the Agent and the Lenders and their respective successors and permitted assigns, and "Party" means anyone of the Parties.

"PERMITTED TRANSACTION" has the meaning set forth in Section 12.1(a).

"PERSON" means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity whatsoever and the heirs, executors, administrators or other legal representatives of an individual.

"PBGC" means the United States Pension Benefit Guaranty Corporation.

"PLAN" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which: (a) were the responsibility of UDSC or a member of the ERISA Controlled Group at any time within the five years immediately preceding the Closing Date, (b) are currently the responsibility of UDSC or a member of the ERISA Controlled Group, or (c) hereafter become the responsibility of UDSC or a member of the ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason; provided, however, that solely for purposes of Sections 10.10 and 11.5 hereof,(i) the term "ERISA Controlled Group" in (a) and (b) will not include a Person that was a member of the ERISA Controlled Group solely as a result of the acquisition of a member of such ERISA Controlled Group by Lasmo plc and
(ii) the Ultramar U.S. Employees Retirement Plan with respect to any period on or after January 1, 1993 should not be considered a Plan under clause (a).

"PRICING SCHEDULE" means Schedule "D".

"PRIME RATE LOAN" means a Loan on which interest is calculated by reference to the Prime Rate.

"PRIME RATE" means the rate of interest per annum which is the greater of (a) the rate established and reported by the Agent from time to time as its reference rate of interest for determination of interest rates which the Agent charges in Canada for Canadian dollar loans made by it in Canada, as adjusted from time to time and without notice to the Borrower upon change by the Agent, and (b) the rate which is equivalent to CDOR plus 75 basis points.

"PRO RATA SHARE" means, subject to Section 2.9(c), the proportion of any amount to which a Lender is entitled, or for which a Lender is responsible, and the Pro Rata Share of a Lender of any amount shall be determined as follows:

         (a) the Pro Rata Share of a Lender of any Advance or payment of principal, interest or fees under the Credit shall be calculated by multiplying the amount of such Advance or payment by the Commitment of such Lender and dividing the result by the aggregate amount of the Commitments of the Lenders in respect of the Credit subject to adjustment proportionately for any amounts by which Accommodation outstanding at the date of determination is not then in the proportionate share of the Commitments so that following such Advance or payment the aggregate Accommodation reflects a proportionate amount of the Commitments; and

         (b) the Pro Rata Share of a Lender of any payment received or recovered after the occurrence of an Event of Default shall be calculated by multiplying the amount received or recovered by the amount owing to such Lender under or in respect of the Credit, including unpaid principal, interest and fees by the aggregate amount owing to the Lenders under or in respect of the Credit including unpaid principal, interest and fees, provided that, the "Pro Rata Share" of the Lenders shall be adjusted to the extent required, to reflect the fact that CIBC is the only Lender providing Accommodations by way of Overdrafts, Letters of Credit and Non- Syndicated LCs.

"PUHCA" means the United States Public Utility Holding Company Act of 1935, as amended.

"REPAYMENT DATE" means the fifth anniversary date from the Closing Date.

"REPORTABLE EVENT" has the meaning set forth in Section 4043(c) of ERISA (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations or with respect to which the PBGC has by public notice announced that it will not impose penalties for failure to comply), or is the occurrence of any of the events described in
Section 4063(a) or 4068(a) of ERISA.

"RESTRICTED BANK" means any Lender, any lenders under the U.S. Revolver and any other financial institution whose unsecured long-term debt is rated BBB+ or better by S&P and Baa1 or better by Moody's.

"ROLLOVER/CONVERSION DRAWDOWN" has the meaning given in Section 2.5.

"SEC" means the United States Securities and Exchange Commission.

"S&P" means Standard & Poor's Ratings Service.

"SIGNIFICANT SUBSIDIARY" means, on the date hereof, (a) each of the Subsidiaries set forth in Schedule "E", and (b) any Subsidiary of UDSC which is or may hereafter become or which would be classified as a "significant subsidiary" of UDSC under Regulation S-X of the SEC as in effect on the date hereof.

"SUBSIDIARY" means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or greater equity interest at the time.

"TAX" or "TAXES" means all taxes of any kind or nature whatsoever including income taxes, levies, imposts, stamp taxes, royalties, duties, charges to tax, value added taxes, commodity taxes, goods and services taxes, and all fees, deductions, compulsory loans, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future by any governmental or quasi-governmental authority of or within any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon on any instalments in respect thereof, provided that for the purposes of this Agreement, "TAXES" shall not include (a) in the case of each Lender and the Agent, taxes imposed on its income, capital and franchise or similar taxes imposed on it, by a jurisdiction under the Laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its applicable lending office is located in Canada, and (b) in the case of each Lender, any Canadian withholding tax imposed on such payment at a rate up to (but not exceeding) the rate at which Canadian withholding tax would have been imposed on such a payment to such Lender under the Laws and treaties in effect when such Lender first became a Party.

"TERMINATION EVENT" means (a) a Reportable Event, or (b) the initiation of any action by UDSC, any member of UDSC's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan (other than pursuant to Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (c) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

"THIS AGREEMENT", "herein", "hereof", "hereto" and similar expressions mean and refer to this agreement, the schedule hereto and include any instrument amending or supplementing the same, and the expressions "Article", "Section" and "Schedule" followed by a number or letter and no reference to another agreement mean and refer to the specified Article, Section or Schedule of this Agreement.

"UDSC" means Ultramar Diamond Shamrock Corporation, a Delaware corporation resulting from the Merger, and its successors and permitted assigns.

"UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (a) the actuarial present value of accumulated benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the assumptions used in the most recent actuarial valuation report for such Plans).

"UNUTILIZED PORTION" means at the date of determination, the aggregate Commitment of the Lenders at such date minus the Utilized Portion at such date.

"U.S. DOLLARS", "U.S.$" and "$ U.S." means lawful currency of the United States of America.

"U.S. REVOLVER" means the revolving credit facility of U.S. $500,000,000 made available to UDSC pursuant to the Credit Agreement dated as of December 19, 1996, among UDSC, the Banks Party thereto, Morgan Guaranty Trust Company of New York, as agent, J.P. Morgan Securities Inc., as arranger, Barclays Bank PLC, as documentation agent, and The Chase Manhattan Bank, as syndication agent.

"UTILIZED PORTION" means at the date of determination, the aggregate of (a) all Advances outstanding under the Credit in Cdn. Dollars at such date and (b) the Exchange Equivalent in Cdn. Dollars of the amount of all Advances outstanding under the Credit in U.S. Dollars at such date.


1.2 ACCOUNTING TERMS. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP which apply to the Borrower or UDSC, as the context so requires. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of any Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or therein or as otherwise agreed in writing by the Parties, be made in accordance with GAAP applicable to the Borrower or UDSC as the context so requires, which are in effect on the Closing Date, provided that, if the Borrower notifies the Agent that an Obligor wishes to amend any covenant with respect to such Obligor in Article 11 or Article 12 or the definition of any term used herein as it relates to such Obligor to eliminate the effect of any change in GAAP on the operation of such covenant in respect of such Obligor (or if the Agent notifies the Borrower that the Majority Lenders wish to amend Article 11 or Article 12 or any such definition in respect of an Obligor for such purpose) then such Obligor's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Majority Lenders.


1.3 GENERAL. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Words importing the singular number include the plural and vice versa. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class. Any reference in this Agreement to a Party to this Agreement shall include the successors and permitted assigns of such Party.


1.4 SCHEDULES. Schedules "A" to "I" annexed hereto are incorporated by reference and deemed to be part hereof.


1.5 CERTIFICATES AND OPINIONS, ETC. Whenever the delivery of a certificate or opinion is a condition precedent to the taking of any action by the Lenders under any Document, the truth and accuracy of the facts stated in such certificate or opinion shall in each case be conditions precedent to the right of the Obligors to have such action taken, and each statement of fact contained therein shall be deemed to be a representation and warranty of the Borrower for the purpose of this Agreement. Whenever any certificate is to be delivered by an Authorized Officer of an Obligor, such certificate shall be signed on behalf of such Obligor by a senior officer of such Obligor. Any opinion of counsel may be based, insofar as it relates to factual matters or information with respect to which is in possession of the Obligors upon an officers' certificate, unless the counsel giving such opinion knows, or in the exercise of reasonable care should know, that the officers' certificate with respect to the matters upon which his opinion may be based as aforesaid is erroneous. Insofar as any opinion of counsel covers matters relating to the laws of jurisdictions other than those in which such counsel is qualified to practice, such counsel may rely upon opinions of counsel located in such other jurisdictions as to such matters. In rendering any opinion, counsel may qualify such opinion with respect to the enforceability of any agreement or obligation referred to therein by stating that enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles.


1.6 EVIDENCE OF INDEBTEDNESS. Any statement as to any amount due to the Agent or a Lender under any Document which is certified as being correct by the Agent or by such Lender shall, unless otherwise provided herein, be prima facie evidence that such amount is in fact due and payable in any proceedings relating to such Document or otherwise. The Agent shall open and maintain separate books of account or electronically stored records for the Credit evidencing all Drawdowns, Loans and all other Obligations owing by the Borrower to the Agent and the Lenders. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Obligors under the Documents. The information entered in the foregoing accounts shall constitute prima facie evidence that such amount is in fact due and payable in any proceedings relating thereto.

                                   ARTICLE 2

                            THE CREDIT AND DRAWDOWNS


2.1 ESTABLISHMENT OF CREDIT AND REPLACEMENT OF EXISTING CREDIT AGREEMENT. The Lenders hereby establish in favour of the Borrower, on the terms and conditions hereof, a revolving credit in the maximum principal amount of Cdn. $200,000,000 or the Exchange Equivalent thereof in U.S. Dollars. The Commitment of each Lender hereunder is several and not joint. Effective the Closing Date, the Existing Credit Agreement shall terminate and shall be replaced in all respects by this Agreement, except for any accrued and outstanding obligations of the Obligors to CIBC under the Existing Credit Agreement as of the Closing Date and which shall, effective the Closing Date, be deemed to be accrued outstanding to CIBC as the same types of Accommodations under and subject to the terms and conditions of this Agreement.


2.2 DRAWDOWN OPTIONS. Each Drawdown under the Credit may take the form of one or more Accommodations.


2.3 AVAILMENT OF THE CREDIT. Subject to the terms and conditions hereof, the Borrower may avail itself of the Credit at any time, commencing on the Closing Date and from time to time thereafter up to the Repayment Date, by way of Drawdowns provided that:

         (a) each Advance of an Accommodation shall constitute a separate Drawdown;

         (b) the proceeds of each Drawdown shall be used for general corporate purposes of the Borrower but not for Hostile Acquisitions without first complying with the provisions of
                 Section 2.9;

         (c) after giving effect to a request for a Drawdown, the Utilized Portion of the Credit cannot exceed the aggregate Commitment of all Lenders;

         (d) each Drawdown (other than a Prime Rate Loan or U.S. Base Rate Loan by way of Overdraft) shall be in a Borrowing Amount;

         (e) the aggregate outstanding principal amount of all Prime Rate Loans and Base Rate Loans by way of Overdraft and the face amount of all outstanding Non-Syndicated LCs shall not in the aggregate exceed at any time Cdn. $30,000,000 or the Exchange Equivalent thereof in U.S. Dollars, and Prime Rate Loans and Base Rate Loans by way of Overdraft shall be used only to fund cash flow shortfalls on a daily basis provided the Borrower will utilize other Accommodations to liquidate Overdrafts promptly following the dates on which the total amount of all unliquidated Advances by way of Overdrafts exceeds the maximum amount available for Overdraft; and

         (f) the aggregate face amount of outstanding Letters of Credit at any time shall not exceed Cdn. $170,000,000 or the Exchange Equivalent thereof in U.S. Dollars.


2.4              DRAWDOWN NOTICE.

         (a) The Borrower shall deliver a duly completed Drawdown Notice to the Agent, by writing, telecopy or by telephone (to be subsequently confirmed in writing) no later than 10:30 a.m. (New York time) on or before:

                 (i) the third Banking Day prior to the day on which the Borrower requests a LIBOR Loan to be advanced;

                 (ii) the second Banking Day prior to the day on which the Borrower requests a Letter of Credit or Non-Syndicated LC to be issued;

                 (iii) one Banking Day prior to the day on which the Borrower requests a Base Rate Loan (other than by way of Overdraft) and one Banking Day prior to the day on which the Borrower requests a Prime Rate Loan (other than by way of Overdraft) to be advanced;

                 (iv) one Banking Day prior to the day on which the Borrower requests the issuance of a Bankers' Acceptance; or

                 (v) the Banking Day on which the Borrower requests a Prime Rate Loan or Base Rate Loan by way of Overdraft in excess of Cdn. $10,000,000 or the Exchange Equivalent thereof in U.S. Dollars to be advanced.

Except as otherwise provided in paragraph (v), no Drawdown Notice shall be required for Accommodations by way of Overdraft. The Agent shall promptly notify each Lender of the receipt by the Agent of a Drawdown Notice and the Agent shall notify each Lender of its Pro Rata Share of the requested Drawdown. Each Drawdown (other than a Prime Rate Loan or Base Rate Loan by way of Overdraft, a Bankers' Acceptance or a Letter of Credit) will be made by deposit of the funds advanced by each Lender into an account with the Agent designated by the Borrower and the Agent for same day value on the requested Drawdown date. Each bill of exchange which is to become a Bankers' Acceptance shall be presented and stamped in accordance with Article 5. Letters of Credit shall be issued in accordance with Article 6.

         (b) A Drawdown Notice shall be irrevocable and the Borrower shall be obligated to borrow the stated amount on the stated date in accordance with the Drawdown Notice.


2.5 ROLLOVER/CONVERSION DRAWDOWNS. The Borrower may at any time deliver a Drawdown Notice to the Agent requesting one or more Drawdowns (the "Rollover/Conversion Drawdown") the proceeds of which will be used to convert or rollover one or more outstanding Drawdowns, provided that:

         (a) the notice identifies the outstanding Advances to be retired (the "Outstanding Advances");

         (b) the Rollover/Conversion Drawdown would otherwise be a permitted Drawdown hereunder and the Borrower complies with each provision hereof relative to the obtaining of a Drawdown in the form requested including, without limitation, those relative to notice;

         (c) the aggregate principal amount of the Rollover/Conversion Drawdown then requested is not greater than the aggregate principal amount of the Outstanding Advances;

         (d) each Rollover/Conversion Drawdown is made contemporaneously with the retirement of the Outstanding Advances relating to the amounts to be rolled over or converted; and

         (e) conversions of a Loan into an Accommodation of a different currency shall require an actual repayment of such Loan in the applicable currency and a new Advance of the Accommodation into which such Loan is converted.

If the Borrower fails to give a proper Drawdown Notice to the Agent prior to the maturity of a LIBOR Loan or Bankers' Acceptance, or prior to a draw being made on a Letter of Credit, subject to compliance with the other relevant provisions of this Section 2.5 with respect to (a) a maturing LIBOR Loan, the Borrower shall be deemed to have given notice of a Rollover/Conversion Drawdown by way of Base Rate Loan in the amount of the maturing LIBOR Loan, (b) a maturing bankers' acceptance, the Borrower shall be deemed to have given notice of a Rollover/Conversion Drawdown by way of Prime Rate Loan in the face amount of the maturing bankers' acceptance, and (c) a draw made on a Letter of Credit, the Borrower shall be deemed to have given notice of a Rollover/Conversion Drawdown by way of Prime Rate Loan with respect to Cdn.$ Obligations and by way of Base Rate Loans with respect to U.S.$ Obligations in the amount of the draw under the Letter of Credit.


2.6 FACILITY FEE. The Borrower shall pay to the Agent, for the account of the Lenders, a facility fee at the Applicable Credit Spread (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue from and including the Closing Date to but excluding the date on which the Commitments terminate in their entirety, based on the daily aggregate amount of the Commitments (whether used or unused). Such facility fee shall be allocated among the Lenders based on their Pro Rata Shares, provided that any facility fee accruing after the Commitments terminate in their entirety shall be allocated among the Lenders ratably in proportion to the unpaid principal amounts of their respective Loans. The facility fee shall be paid by the Borrower to the Agent for the benefit of the Lenders quarterly, in arrears, on the last Banking Day of each such quarter.


2.7              PRO-RATA AVAILMENT AND PAYMENT.

         (a) Except as otherwise specifically provided herein, all Advances shall be made to the Borrower from the Lenders based on each Lender's Pro Rata Share at the applicable time, subject to such rounding up or down among the Lenders as is necessary to accommodate the amount provided for in the Drawdown Notice. The relative positions of the Lenders (including outstanding Advances by way of Overdraft) shall be readjusted by the Agent in accordance with the Commitments at the earliest possible opportunity as Advances are made or payments received by the Borrower, both before and after an Event of Default. No Lender shall be responsible for any default by any other Lender in its obligation to make its Pro Rata Share of requested Drawdowns available nor shall the Pro Rata Share or the Commitment of any Lender be increased as a result of the default by any other Lender in its obligation to make Drawdowns available.

         (b) If any Lender fails to make available its Pro Rata Share of any Drawdown, any other Lender upon notice to the Borrower, the Agent and the other Lenders, may, but is not obligated to, advance to the Borrower the amount (or if more than one Lender so elects, such amount as the electing Lenders shall agree upon) of such failing Lender's portion of such Drawdown. The Lenders, the Agent and the Borrower shall thereupon enter into such documentation as may be appropriate to evidence the adjustment of the Commitments necessitated by the Advance made by any such Lender. If the complete amount of such failing Lender's portion of the Drawdowns is not advanced to the Borrower by the Lenders hereunder, the Borrower may, at its option, obtain such deficiency from another financial institution acceptable to the Agent, acting reasonably, in circumstances where such deficiency is to be funded under this Agreement.


2.8 MAXIMUM RATE OF RETURN. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code (Canada) as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lenders and the amount of such payment or collection shall be refunded to the Borrower; and for the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Credit on the basis of annual compounding of the lawfully permitted rate of interest, and in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be prima facie for the purposes of such determination.


2.9 HOSTILE ACQUISITION. If the Borrower wishes to utilize the Credit or any part thereof to facilitate, either directly, or indirectly through a Subsidiary, a Hostile Acquisition, then:

         (a) at least 10 Banking Days prior to the delivery to the Agent of a Drawdown Notice to be given in connection with a Hostile Acquisition, an Authorized Officer of the Borrower shall notify the Agent, who shall promptly notify a senior officer of each Lender, of the particulars of the Hostile Acquisition in sufficient detail to enable each Lender to determine whether it shall participate in a Drawdown to be utilized for such Hostile Acquisition;

         (b) within 5 Banking Days of being so notified by the Agent, each Lender shall in turn notify the Agent as to whether it shall participate in a Drawdown to be utilized for such Hostile Acquisition (such determination to be made by each Lender in the exercise of its sole discretion having regard to such considerations as it deems appropriate), provided that, if a Lender does not so notify the Agent within such 5 Banking Days, such Lender shall be deemed to have elected to participate in a Drawdown to be utilized for such Hostile Acquisition and the Agent shall then promptly notify the Borrower of each Lender's determination;

         (c) if a Lender elects not to participate in a Drawdown for a Hostile Acquisition (a "Non-Participating Lender"), the Drawdown shall be reduced by the Non-Participating Lender's Pro Rata Share thereof. As a result, the allocation among the Lenders of interest and other fees payable by the Borrower hereunder, shall reflect such reduction such that the "Pro Rata Share" of the Lenders shall be adjusted to reflect the amount of principal then funded by each Lender based on the aggregate amount of principal then outstanding after taking into account the amount of the requested Drawdown not funded by the Non- Participating Lenders; except that, notwithstanding the adjustment of the Lender's Pro Rata Share pursuant to this Section 2.9, there shall be no adjustment to the Commitment of each Lender; and

         (d) subject to this Section 2.9, subsequent Drawdowns under the Credit shall be funded first by the Non- Participating Lenders, until the "Pro Rata Share" of outstanding Advances under the Credit equal the "Pro Rata Share" of the Lenders existing on the Closing Date.


                                   ARTICLE 3

                            REDUCTION OF THE CREDIT


3.1 REVOLVING CREDIT. Advances may be prepaid and reborrowed from time to time in accordance with the provisions hereof.


3.2 MANDATORY REPAYMENT. The Borrower shall repay all Obligations on or before the Repayment Date. No Drawdown shall have a term to maturity which extends beyond the Repayment Date.

3.3 OPTIONAL PREPAYMENTS. The Borrower shall be entitled to prepay all or any part of a Loan provided that:

         (a) subject to paragraph (c) below, any partial prepayment is in a Borrowing Amount;

         (b) in the case of a LIBOR Loan, the prepayment is made provided the Borrower pays all breaking costs of the Lenders incurred in connection with such prepayment, or, in the case of a bankers' acceptance, on its maturity date;

         (c) in the case of a prepayment in excess of Cdn. $10,000,000 of a Prime Rate Loan or U.S. $10,000,000 of a Base Rate Loan, in each case by way of Overdraft, the Borrower shall have provided notice of such prepayment to CIBC no later than 10:30 a.m. (New York time) on the day on which the prepayment will be made;

         (d) in the case of a prepayment of Cdn. $10,000,000 or less of a Prime Rate Loan or U.S. $10,000,000 or less of a Base Rate Loan, in each case by way of Overdraft, no notice to CIBC of such prepayment is required; and

         (e) in the case of a prepayment of a Prime Rate Loan or a Base Rate Loan, the Borrower shall have provided notice of such prepayment to the Agent no later than 10:30 a.m. (New York time) on the second Banking Day prior to the day on which the prepayment will be made.

Any notice of prepayment given by the Borrower pursuant to this Section 3.3 shall be irrevocable and the Borrower shall be bound to prepay such Loan in accordance with such notice.


3.4 CANCELLATION OF CREDIT. The Borrower may, upon three Banking Days prior written notice to the Agent, permanently cancel the Unutilized Portion of the Credit in whole or from time to time in part, provided that any partial cancellation must be in a minimum amount of Cdn. $5,000,000.

                                   ARTICLE 4

                                     LOANS


4.1 COMPUTATION OF INTEREST. The Borrower shall pay to the Agent for the benefit of the Lenders interest on each Loan, which interest shall be calculated on a daily basis by the Agent, for the period:

         (a) in the case of a Prime Rate Loan or a Base Rate Loan, commencing on and including the day of Drawdown and ending on, but excluding, the day on which it is repaid; or

         (b) in the case of a LIBOR Loan, commencing on and including the first day of the Interest Period relative to such LIBOR Loan and ending on, but excluding, the last day of such Interest Period, unless repaid earlier in accordance with Section 3.3(b) on the date it is so repaid, at the rate of interest per annum equal to, in the case of:

         (c) a Prime Rate Loan, the Prime Rate on the basis of a year of 365 days;

         (d) a Base Rate Loan, the Base Rate on the basis of a year of 365 days; and

         (e) a LIBOR Loan, the LIBOR plus the Applicable Credit Spread, on the basis of a year of 360 days.

For the purposes of the Documents, whenever interest is calculated on the basis of a year of 360 or 365 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as appropriate. The Parties further agree that the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.


4.2 ACCRUAL AND PAYMENT OF INTEREST. Interest on each Loan shall accrue from day to day and shall be payable, subject to Article 8:

         (a) in the case of a Prime Rate Loan, Base Rate Loan or any other amount payable hereunder other than in respect of a LIBOR Loan, monthly in arrears in accordance with the usual practice of the Agent from time to time as notified by the Agent to the Borrower and as changed by the Agent upon notice to the Borrower; or

         (b)     in the case of a LIBOR Loan, on each Interest Payment Date; and

interest shall be payable in the currency of the Loan or other amount payable pursuant to this Agreement to which it applies.


4.3 DEFAULT INTEREST. If the Borrower fails to pay any Obligation on its due date and the Borrower has not obtained a Rollover/Conversion Drawdown due to the Borrower's failure to satisfy the conditions set forth in
Section 9.4, irrespective of any notice by the Agent or any of the Lenders to the Borrower in respect of such failure, the Borrower shall pay interest on such Obligation, which interest shall be calculated on a daily basis by the Agent for the period commencing on and including the date of such failure and ending on but excluding the date of actual payment (both before and after demand, default and judgment) at a rate of interest per annum equal to the Default Rate, such interest to be compounded on the last Banking Day of each month during the period of arrears.


4.4 LIBOR LOANS. Subject to Section 2.4 and 4.5, in the applicable Drawdown Notice the Borrower shall stipulate the LIBOR Interest Period for a LIBOR Loan (a "LIBOR Interest Period"), and the Agent shall then inform the Borrower of the prevailing LIBOR for the requested LIBOR Interest Period.


4.5 SELECTION OF INTEREST PERIODS. The right of the Borrower to choose the duration of each Interest Period shall be limited as follows:

         (a)     Interest Periods shall not extend beyond the Repayment Date;

         (b) there shall not be outstanding at any one time more than five separate Accommodations, excluding Accommodations by way of Overdraft, Letters of Credit or Non-Syndicated LCs;

         (c) the first Interest Period for a LIBOR Loan shall commence on the day such Loan is advanced by the Lenders and each subsequent Interest Period relative thereto shall commence forthwith upon the expiry of the immediately preceding Interest Period relative thereto;

         (d) if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the following month in which event such Interest Period shall end on the immediately preceding Banking Day; and

         (e) if any Interest Period is extended or shortened by the application of paragraph (d), the following Interest Period shall (without prejudice to the application of paragraph (d) above) end on the day on which it would have ended if the immediately preceding Interest Period had not been so extended or shortened.


4.6 DETERMINATION OF CREDIT RATING. To determine the applicable Credit Rating for purposes of applying the Applicable Credit Spread, the following shall apply:

         (a) if the applicable Credit Ratings assigned by S&P and Moody's are in the same rating category, then the Applicable Credit Spread shall be the percentages set forth opposite such rating category in the Pricing Schedule;

         (b) if the applicable Credit Ratings assigned by S&P and Moody's differ by one rating category, then the Applicable Credit Spread shall be the percentages set forth opposite the higher rating category in the Pricing Schedule;

         (c) if the applicable Credit Ratings assigned by S&P and Moody's differ by more than one rating category, then the Applicable Credit Spread shall be the average of the percentages set forth opposite each rating category in the Price Schedule;

         (d) if only one of S&P and Moody's provides a Credit Rating, then the Applicable Credit Spread shall be the percentages set forth opposite the rating category for such Credit Rating in the Pricing Schedule; or

         (e) if no Credit Rating is provided by S&P or Moody's, then the Applicable Credit Spread shall be the percentages set forth opposite the lowest rating category in the Pricing Schedule.

4.7 EFFECTIVE DATE FOR CHANGES IN CREDIT RATINGS. Changes in the Credit Ratings shall be effective and adjusted for on the date on which the Credit Ratings are publicly announced by the S&P and/or Moody's, with payments on account of the adjustment to be made on the next Interest Payment Date in respect of Advances, other than Bankers' Acceptances, on the next Drawdown with respect to Bankers' Acceptances, and on the next date for payment of fees the amount of which is determined by an Applicable Credit Spread.


4.8 CREDIT RATINGS NO LONGER PROVIDED. If S&P or Moody's no longer provide Credit Ratings, a substitute rating agency or rating agencies, which then provides a Credit Rating, may be substituted by agreement of the Borrower and the Lenders.


4.9 AGENT'S STATEMENT. The Agent's statement as to each rate of interest or fee payable hereunder shall, in the absence of manifest error, be prima facie evidence of such rate or fee.


                                   ARTICLE 5

                              BANKERS' ACCEPTANCES


5.1 CREATION OF BANKERS' ACCEPTANCES. Upon receipt of a Drawdown Notice and subject to the provisions of this Agreement, the Lenders shall accept, on a Pro Rata Share basis, (but shall be under no obligation to purchase or discount) from time to time such Cdn. Dollar bills of exchange as the Borrower shall request provided that:

         (a)     Bankers' Acceptances shall be issued on a Banking Day;

         (b) each Bankers' Acceptance shall have a term from 1 month to 6 months (excluding days of grace), as selected by the Borrower in the relevant Drawdown Notice, or such other term as is agreed upon by the Borrower and the Lenders provided that each Bankers' Acceptance shall mature on a Banking Day; and

         (c) each Bankers' Acceptance shall be in a form acceptable to the Lenders.

5.2 STAMPING FEES. Upon tendering any Bankers' Acceptance for acceptance by a Lender pursuant hereto, the Borrower shall pay to such Lender, a stamping fee equal to the Applicable Credit Spread based on the face amount of such Bankers' Acceptance for the duration of its stated term calculated on the basis of the actual number of days in the stated term, commencing on, and including, the date such Lender accepted the Bankers' Acceptance and ending on, but excluding, its maturity date.


5.3 PRE-SIGNED BANKERS' ACCEPTANCES. The Borrower shall deliver to the Lenders sufficient pre-signed Bankers' Acceptances, in form acceptable to the Lenders, to enable the Lenders to meet requests by the Borrower for Drawdowns by way of Bankers' Acceptances from time to time. The Lenders shall not be responsible or liable for their failure to accept a Bankers' Acceptance as required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide duly executed and endorsed drafts to the Lenders on a timely basis nor shall the Lenders be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the negligence or wilful misconduct of the Lenders or their employees. Each of the Lenders shall maintain a record with respect to Bankers' Acceptances (a) received by it from the Borrower in blank hereunder,
(b) voided by it for any reason, (c) accepted by it hereunder, and (d) cancelled at their respective maturities. The Lenders further agree to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to the Lenders. Such pre-signed Bankers' Acceptances shall be blank as to date of issue, date of maturity and amount. With respect to the safekeeping of pre-signed Bankers' Acceptances delivered to the Lenders by the Borrower, the Lenders shall be obligated to exercise only the same degree of care as if such Bankers' Acceptances were the property of the Lenders and the Lenders were keeping them at the place at which they are held. The Lenders may complete and accept pre-signed Bankers' Acceptances from time to time in accordance with the instructions of the Borrower, provided that the Lenders shall not incur any liability whatsoever in respect of instructions carried out by it in the belief that such instructions were properly given by the Borrower.


5.4 EXECUTION OF BANKERS' ACCEPTANCES. All Bankers' Acceptances hereunder shall be signed by an Authorized Officer of the Borrower. Notwithstanding that any Person whose signature appears on any Bankers' Acceptance as one of such officers may no longer be an authorized signatory for the Borrower at the date of issuance of a Bankers' Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers' Acceptance so signed shall be binding on the Borrower.

5.5 SALE OF BANKERS' ACCEPTANCES. The Lenders may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances purchased by them.


5.6 DISCHARGE OF BANKERS' ACCEPTANCES. The Borrower agrees that on each date on which a Bankers' Acceptance matures (in this Section 5.6, a "maturity date"), unless it is entitled to a Loan under Section 2.1 or it has requested and is entitled to receive a Drawdown in the amount of the maturing Bankers' Acceptance it will provide the Agent for the benefit of the Lenders before 10:00 a.m. (New York time) with immediately available funds (in this Section, the "discharge funds") to discharge in full the liabilities of the Lenders in respect of such Bankers' Acceptance. The Borrower shall not claim any days of grace for the payment at maturity of any Bankers' Acceptance. If the Borrower does not in fact provide the Agent with the discharge funds and is not entitled to a Loan or a Drawdown in the amount of the maturing Bankers' Acceptance, the Lenders may (but shall not be obliged to) make a loan to the Borrower, which loan the Borrower hereby requests the Lenders to make and which, if made, shall be made on a demand basis and shall bear interest at the Prime Rate plus the Applicable Credit Spread applicable to Prime Rate Loans.
To the extent not inconsistent with the demand nature of this loan, the terms and conditions of this Agreement pertinent to a Prime Rate Loan outstanding under the Credit shall apply to such demand loan. This provision applies whether or not a Lender is the holder of the maturing Bankers' Acceptance.


5.7 BANKERS' ACCEPTANCES OUTSTANDING UPON DEFAULT. If any Bankers' Acceptance is outstanding upon the occurrence of an Event of Default, the Borrower shall forthwith upon demand by the Agent pay to the Agent for the benefit of the Lenders an amount equal to the principal amount of all such Bankers' Acceptances, such amount to be held by the Agent for application against the Obligations of the Borrower in respect of such Bankers' Acceptances or in respect of any other amount payable under the Documents.


5.8 OBLIGATIONS UNCONDITIONAL. The obligations of the Borrower with respect to Bankers' Acceptances under this Article 5 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

         (a) any lack of validity or enforceability of any bill of exchange accepted by the Lenders as a Bankers' Acceptance; or

         (b) the existence of any claim, set off, defence or other right which the Borrower may have at any time against the holder of a Bankers' Acceptance, or any other Person, whether in connection with this Agreement or otherwise.


5.9 DISCOUNT NOTES. A Lender that is not chartered under the Bank Act (Canada) shall, instead of stamping Bankers' Acceptances, purchase from the Borrower a non-interest bearing note (a "Discount Note") issued by the Borrower in the amount of and in the same term as the draft which such Lender would otherwise be required to stamp hereunder, at a discount rate equal to the effective discount rate applicable to bankers' acceptances in Canadian dollars and having a similar term to maturity, as granted by the Agent as the rates that appears on the Reuters' Canadian Deposit Offered Rate screen as of approximately 10:00 a.m. (New York time) on such date applicable to the maturity date of such Discount Notes or if no rate is available at such date on the immediately proceeding date that such rate is available and in the event that such rate is not generally available, at a discount rate equal to the rate of interest determined by the Agent after consultation with investment dealers as it deems appropriate and as confirmed by such Lender as being a rate which would correspond to the rate referenced above which would have appeared on the Reuters' screen if then available.


                                   ARTICLE 6

                               LETTERS OF CREDIT


6.1 DOCUMENTATION. Any request for a Drawdown by way of Letter of Credit shall be accompanied by the Agent's usual documentation relating to the issuance and administration of letters of credit, duly executed by the Borrower. All Letters of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce publication number 500 or by subsequent Congresses of the International Chamber of Commerce, if such policy applies in the applicable jurisdiction of issue.


6.2 ISSUANCE OF LETTERS OF CREDIT. Upon receipt of a Drawdown Notice given in accordance with Section 2.4(a) and subject to the provisions of this Agreement and the Agent's usual documentation, the Agent shall issue from time to time such Letters of Credit as the Borrower shall request. Each of the Lenders shall bear its Pro Rata Share of the risk and liability of the Agent of any draw made on a Letter of Credit issued by the Agent under this Credit and will make a loan to the Borrower for such purpose pursuant to Section 6.5 or
6.6 if the Borrower does not comply with its Obligations to the Agent thereunder.


6.3              FEES.

         (a) The Borrower shall pay to the Agent for the account of the Lenders, based on each Lender's Pro Rata Share, a letter of credit fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit at a rate per annum determined in accordance with the Pricing Schedule.

         (b) The Borrower shall pay to the Agent a letter of credit fronting fee in advance upon issuance by the Agent of the applicable Letter of Credit equal to:

                 (i) 5 basis points for Non-Financial Standby Letters of Credit and Documentary Letters of Credit; and

                 (ii)     7 basis points for Financial Standby Letters of
                          Credit.

         (c) Fees accrued under this Section 6.3 shall be payable in advance upon issuance by the Agent of the applicable Letter of Credit.


6.4 PAYMENTS. The Borrower irrevocably authorizes an Agent to make any payments and to comply with any demands which may be claimed from or made upon the Agent in connection with any Letter of Credit and which are in conformity with the terms of the Letter of Credit without further authority from the Borrower. Except for the Agent's obligation to ensure that any claims or demands upon the Letter of Credit are made in accordance with the relevant terms of the Letter of Credit, it shall not be incumbent upon the Agent to inquire or to act on any notice received in connection therewith whether or not such payments or demands claimed from or made upon the Agent in connection with any Letter of Credit are properly made or to inquire or to take notice whether or not any dispute exists between the beneficiary and the Borrower. Any payment which the Agent shall make in good faith and in accordance with any Letter of Credit shall be binding upon the Borrower and shall be accepted by the Borrower as conclusive evidence that the Agent was obligated to make such payment.


6.5 DISCHARGE OF OBLIGATIONS. Unless the Borrower is entitled to a Drawdown under Section 2.1 or it has requested and is entitled to receive a Drawdown in an amount equal to the amount paid or to be paid by the Agent or its agent or any party on its behalf on any Letter of Credit presented for payment, the Borrower shall forthwith reimburse such amount to the Agent in immediately available funds in the same currency. If the Borrower does not reimburse the Agent as herein provided and is not entitled to obtain a Loan under Section 2.1 or a Drawdown in the required amount, whether or not an Event of Default has occurred, the Lenders shall forthwith make a loan to the Borrower, the proceeds of such loan to be directed and paid to the Agent in reimbursement for such amounts paid by the Agent in respect of a Letter of Credit presented for payment, which loan the Borrower hereby requests the Lenders to make and which, if made, shall be made on a demand basis and shall bear interest at a rate per annum equal to the Prime Rate plus 1/4% per annum with respect to Cdn.$ Obligations and equal to the Base Rate plus 1/4% per annum with respect to U.S.$ Obligations. Except as provided in this Section 6.5, the terms and conditions of this Agreement pertinent to a Prime Rate Loan outstanding under the Credit shall apply to such demand loan.


6.6 LETTERS OF CREDIT OUTSTANDING UPON DEFAULT. If any Letter of Credit is outstanding upon the occurrence of an Event of Default, the Borrower shall forthwith upon demand by the Agent pay to the Agent an amount (the "deposit amount") equal to the undrawn principal amount of such Letter of Credit, such deposit amount to be held by the Agent for application against the Indebtedness owing by the Borrower to the Agent in respect of any draw on such Letter of Credit. If the Agent is not called upon to make full payment on such Letter of Credit prior to the expiry date thereof, the deposit amount, or such part thereof as has not been paid out, shall be applied first to any other Obligations. Any amount remaining shall be returned to the Borrower promptly following the expiry of the Letter of Credit.

6.7 NON-SYNDICATED LCS. This Agreement shall apply in all respects to Non-Syndicated LCs issued hereunder, except that no Lender, other than CIBC, shall be liable in any way or have any obligation whatsoever to the Obligors or to CIBC in connection therewith and no letter of credit fee under
Section 6.3(a) shall be payable in respect thereof.

                                   ARTICLE 7

                    CHANGE IN CIRCUMSTANCES AND INDEMNITIES


7.1 INCREASED COSTS. If at any time any of the Lenders determine in good faith (which determination shall be conclusive) and notify the Borrower that any change in any present or adoption of any future law, regulation, order, treaty, official directive or guideline (relating to capital adequacy or otherwise, but not relating to general income tax liability of such Lender, and whether or not having the force of law), or any change therein or in the interpretation or application thereof by any authority charged with the administration thereof, including the Superintendent of Financial Institutions for Canada, or by any court or any compliance by the Lenders with any request, directive or guidelines of any applicable monetary, fiscal or other governmental agency or authority, including the Superintendent of Financial Institutions for Canada, (whether or not having the force of law), has the effect in respect of any Drawdown or Commitment of:

         (a) increasing the cost to such Lender of making, maintaining or funding such Drawdown or Commitment; or

         (b) reducing the amount of principal, interest, fees or other amounts received or receivable by such Lender hereunder or its effective return hereunder; or

         (c) causing such Lender to make any payment, or to forego any interest or other return on or calculated by reference to, any sum received or receivable by it hereunder;

then in any such case, upon demand being made from time to time to the Borrower by the Agent, the Borrower shall within 15 days pay to the Agent for the benefit of such Lender such amount as shall compensate such Lender for such additional cost, reduction, payment, foregone interest or other return. This
Section 7.1 shall only operate with respect to changes in, or changes made or effective after the Closing Date.

7.2              LACK OF LIBOR.

         (a) If at any time prior to the commencement of an Interest Period with respect to a LIBOR Loan, the Lenders shall have determined (which determination shall be conclusive) that:

                 (i) by reason of circumstances affecting the London inter-bank market, adequate and fair means do not exist for ascertaining the rate of interest applicable to a Drawdown intended to be outstanding during such Interest Period; or

                 (ii) deposits in U.S. Dollars for the duration of such Interest Period are not available to the Lenders in the London inter-bank market in sufficient amounts in the ordinary course of business having regard to their aggregate funding requirements to all their customers;

then, from and after the date of such determination, the Borrower shall not have the right to obtain or maintain a LIBOR Loan and such requested Drawdown shall automatically be funded by way of a Base Rate Loan unless the Borrower requests, subject to the notice provisions herein contained, any other form of Accommodation available hereunder in substitution therefore.

         (b) The Agent shall promptly notify the Borrower if the circumstances referred to in Section 7.2(a) no longer exist. Upon receipt of such notice, the Borrower shall have the right to receive a LIBOR Loan in accordance with the provisions hereof.


7.3 UNLAWFUL, ETC. Notwithstanding anything herein contained, if at any time while any Drawdown is outstanding, the Lenders determine in good faith (which determination shall be conclusive) and the Agent notifies the Borrower that, by reason of any Law, or any change therein or in the interpretation or application thereof by any court or by any governmental or other authority charged with the administration thereof (including the Superintendent of Financial Institutions for Canada), it is unlawful, impracticable or contrary to the direction of such court or any such authority for the Lenders to make, maintain or fund any Drawdown or to give effect to any of their related obligations as contemplated hereby, the Lenders, by such notice, may declare that the Lenders' obligations under this Agreement shall be terminated and the Borrower, if such Drawdown is a Loan, shall repay forthwith or at the end of such period as the Lenders shall in their discretion have agreed, the whole of such Loan together with all unpaid interest accrued thereon to the date of repayment and all other unpaid amounts payable to the Lenders hereunder in respect of such Loan. If the Drawdown is a Bankers' Acceptance, the Borrower shall provide the Agent for the benefit of the Lenders, on the maturity date of such Bankers' Acceptance or such earlier date requested by the Lenders, with the amount required by the Lenders to discharge its obligations with respect to such Bankers' Acceptance. If such Drawdown is a Letter of Credit, the Borrower shall provide the Agent for the benefit of the Lenders with an amount equal to the undrawn principal amount thereof, forthwith upon request by the Agent, which amount shall be applied by the Lenders as provided in Section 6.6. All such payments made by the Borrower hereunder shall be made without penalty. If any such law, regulation, treaty, official directive or guideline, or such change therein, shall only affect a portion of the Lenders' obligations under this Agreement which portion is, in the opinion of the Lenders, severable from the remainder of this Agreement so that the remainder of this Agreement may continue in full force and effect without otherwise affecting any of the obligations of the Lenders under this Agreement or any other Document, the Lenders shall only declare their obligations under that portion so terminated and the Borrower shall be entitled to other Accommodations pursuant to the terms hereof in an amount equal to the amount of the Accommodation which the Lenders shall have declared is not longer available under such severable portion of this Agreement.


7.4 LOSSES. The Borrower shall, from time to time, fully indemnify and hold each of the Lenders harmless from and against any and all costs, losses, expenses, damages or liabilities (including loss of profits) which such Lender may sustain or incur as a result of, without duplication:

         (a)     the failure of the Borrower to pay any sum on its due date;

         (b) any prepayment under this Agreement or otherwise in connection with this Agreement other than a prepayment pursuant to
                 Section 3.3 or Section 7.3; or

         (c)     any Event of Default.

Without prejudice to the generality of the foregoing, the foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable by any or all of the Lenders on account of any funds borrowed by any or all of the Lenders in order to carry any unpaid amount and to any loss (excluding loss of profit for the period after such payment, failure to borrow or other event) premium, penalty or expense which may be incurred by any or all of the Lenders in liquidating or employing deposits from third Parties acquired to make, maintain or fund a Drawdown or any part thereof or any amount due or to become due under this Agreement.

7.5 CURRENCY INDEMNITY. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to the Documents, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under any of the Documents in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the rate of exchange prevailing on the Banking Day before the day on which judgment is given. For this purpose "rate of exchange" means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgement Currency in accordance with its normal practice at its Main Branch in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Banking Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under the Documents in the Currency Due. If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lenders harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under the Documents or under any judgment or order.


7.6 SURVIVAL. The obligations of the Obligors under Sections 7.4 and 7.5 shall survive the payment of all Obligations and the cancellation or termination of the Credit.


                                   ARTICLE 8

                                    PAYMENTS


8.1 PLACE AND MANNER OF PAYMENTS. Unless expressly stated herein to the contrary, all payments to be made by the Obligors under the Documents shall be made to the Agent for the benefit of the Lenders in the same currency in which the pertinent indebtedness is outstanding, provided that if any payment does not relate specifically to any Drawdown, such payment shall be in Cdn. Dollars unless expressly stated otherwise in the relevant Document. All payments to be made by the Borrower shall be made in immediately available funds and received by the Agent for same day value on the due date at the Designated Branch. Payments received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment hereunder is due on a day which is not a Banking Day, the due date thereof shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event the due date shall be the immediately preceding Banking Day. During any extension of the due date for payment of any principal of any Drawdown hereunder interest shall be payable on such principal at the rate or rates payable on such due date in respect of such Drawdown.


8.2 PAYMENT BY THE AGENT. Forthwith upon receipt by the Agent of any payment paid to the Agent for the benefit of the Lenders, the Agent shall pay each Lender its Pro Rata Share thereof. Any payment made by the Agent to a Lender pursuant to this Agreement shall be made to the accounts specified by such Lender to the Agent from time to time.


8.3 NET PAYMENTS, ETC. All payments by the Obligors under the Documents, whether in respect of principal, interest, fees or any other item, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the Obligor is required by Law to do so, in which event the Obligor, as applicable, shall:

         (a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

         (b) forthwith pay to the Agent such additional amount so that the net amount received by the Agent shall equal the full amount which would have been received by it had no such deduction or withholding been made;

         (c) pay to the relevant Governmental Authority within the period for payment permitted by applicable Law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing), the full amount of any deduction or withholding from any additional amount paid pursuant to paragraph (b); and

         (d) furnish to the Agent, within the period for payment permitted by applicable Law, an official receipt of the relevant Governmental Authority involved for all amounts deducted or withheld as aforesaid, and all amounts payable to the Lenders if not paid as and when due shall bear interest at the Prime Rate with respect to Cdn. $ Obligations and the Base Rate with respect to U.S. $ Obligations until paid to the Agent on behalf of the Lenders in full. Should the Lenders by reason of the operating of this Section 8.3 receive a monetary benefit in excess of what the Lenders would have otherwise been entitled to receive from the Obligors under the Documents, then such benefit shall promptly be paid to the Obligor in question.


8.4 EXCHANGE RATE FLUCTUATIONS. If, as of the date of any determination by the Agent and as a result of foreign exchange rate fluctuations, there shall at any time be an Excess Amount outstanding under the Credit, the Borrower shall pay the Excess Amount to the Agent as a principal repayment for the benefit of all of the Lenders (i) on the earlier of the next date on which a Drawdown by way of conversion or rollover takes place and the last Banking Day of the quarter in which the Excess Amount was incurred, or
(ii) forthwith, if the Excess Amount at any time exceeds 5% of the then aggregate amount of the Commitments (whether used or unused) of all Lenders under the Credit.


8.5 APPLICATION OF PAYMENTS. If an Event of Default shall occur and be continuing, all payments made by the Borrower hereunder shall be applied in the following order:

         (a)     to amounts due hereunder as facility fees;

         (b)     to amounts due hereunder as costs and expenses;

         (c) to amounts due hereunder as interest to which the Default Rate applies;

         (d) to amounts due hereunder as stamping fees, fronting fees or interest except interest to which paragraph (c) applies; and

         (e)     to amounts due hereunder as principal.


                                   ARTICLE 9

                              CONDITIONS PRECEDENT


9.1 CLOSING. The closing of the transaction contemplated herein shall take place on the Closing Date at such place and time as agreed by the Parties.

9.2 CONDITIONS PRECEDENT TO CLOSING. The obligation of the Lenders with respect to the Credit is subject to the fulfilment of the following conditions precedent on or prior to the Closing Date, it being understood that the said conditions are included for the exclusive benefit of the Lenders and may be waived in writing in whole or in part by the Lenders at any time:

         (a) Credit Agreement. The Borrower shall have duly authorized, executed and delivered this Agreement.

         (b) Guarantee. UDSC shall have duly authorized, executed and delivered the Guarantee.

         (c) Representations and Warranties. The representations and warranties contained in Article 10 (except as affected by transactions contemplated by this Agreement) shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date and the Obligors shall have delivered to the Lenders a certificate to such effect, dated such date and signed on its behalf by an Authorized Officer.

         (d) Corporate Proceedings. All proceedings to be taken in connection with the transactions contemplated by the Documents shall be satisfactory in form and substance to the Lenders acting reasonably, and the Lenders shall have received certified copies of all documents which they may reasonably request in connection with such transactions and of the records of all corporate proceedings in connection therewith.

         (e) No Change in Applicable Law. The Lenders shall be satisfied, acting reasonably, that there shall have not occurred on or before the Closing Date any change in any applicable Law or regulation thereunder or interpretation thereof by any authority charged with the administration thereof, or by any court which in the opinion of counsel for the Lenders would make it unlawful or impossible for the Lenders to advance or make any Drawdown.

         (f) Opinions. The Lenders shall have received opinions from counsel (including in-house counsel where appropriate) for the Obligors, dated the Closing Date and in form and substance satisfactory to the Lenders, acting reasonably, as to such matters as the Lenders shall reasonably require.

9.3 CONDITION PRECEDENT TO EACH DRAWDOWN. The obligation of the Lenders to make each Drawdown is subject to fulfilment of the following conditions precedent on or prior to the date of such Drawdown, it being understood that the said conditions are included for the exclusive benefit of the Lenders and may be waived in writing in whole or in part by the Lenders at any time:

         (a) Representations and Warranties. The representations and warranties contained in Article 10 (except as affected by the transactions contemplated by this Agreement) shall be true and correct on and as of such date both before and after giving effect to the proposed Drawdown with the same effect as though made on and as of such date, except for representations and warranties which by their nature only apply to a specific time or date.

         (b) Default. No Default or Event of Default has occurred or would occur as a result of the making of the Drawdown.

         (c) Notice. The Lenders shall have received a Drawdown Notice within the time specified in Section 2.4(a).

         (d) Other Documentation. The Borrower shall have entered into and delivered to the Lenders customary documentation of the Lenders concerning the administration of this Agreement and the Drawdowns.


9.4 CONDITIONS PRECEDENT TO CERTAIN DRAWDOWNS. The obligation of CIBC to permit the Borrower to obtain a Drawdown by way of Overdraft or the Obligation of the Agent to issue a Letter of Credit is subject to the Borrower executing and delivering to the Agent the customary documentation required by the Agent from time to time for extending such Accommodations.

                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES


                 To induce the Lenders to establish the Credit, each Obligor, jointly and severally, but only to the extent such representation or warranty is made in respect of such Obligor as indicated below, makes the following representations and warranties to the Lenders.


10.1             EXISTENCE AND BUSINESS; POWER AND AUTHORIZATION; ENFORCEABLE
OBLIGATIONS.

         (a) The Borrower is an unlimited liability company duly organized in accordance with the Laws of the Province of Nova Scotia and UDSC is a corporation duly organized in accordance with the Laws of the State of Delaware. Each of the Obligors (a) has the power and authority to own their property and assets and to transact the business in which each is engaged or presently proposes to engage and (b) is authorized to do business and is in good standing in each jurisdiction in which each is required to be authorized to do business, except where the failure to be so authorized or in good standing could not reasonably be expected to have a Material Adverse Effect. No Governmental Approval (other than those already obtained) is necessary in connection with the formation and continued existence of the Obligors except where the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

         (b) Each of the Obligors has the power and authority to execute, deliver, and perform its obligations under the Documents to which it is a party. The Borrower has the power and authority to borrow hereunder.

         (c) Each of the Obligors has taken all necessary action to authorize the execution, delivery and performance of the Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or other Person is required in connection with the execution, delivery and performance by any Obligors of the Documents to which it is a party or the validity and enforceability of the Documents.

         (d) The Documents have been duly executed and delivered by each of the Obligors and constitute a legal, valid and binding obligations of each such Obligor enforceable in accordance with their terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).


10.2 NO VIOLATION. Neither the execution, delivery and performance by any Obligor of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby, (a) will contravene in any material respect any applicable Law, (b) will conflict with or result in any breach of any of the terms and conditions of, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Obligors pursuant to the terms of any material agreement or instrument to which such Obligor is a party or by which it or any of its property or assets is bound, or (c) will violate any provision of the certificate of incorporation or by-laws or other organizational documents of such Obligor.


10.3 LITIGATION. There are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to the best knowledge of the Obligors, threatened which could reasonably be expected to have a Material Adverse Effect.


10.4             FINANCIAL INFORMATION.

         (a) The consolidated balance sheet of Ultramar Corporation and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Joint Proxy Statement, fairly present, in conformity with GAAP the consolidated financial position of Ultramar Corporation and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

         (b) The unaudited consolidated balance sheet of Ultramar Corporation and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Joint Proxy Statement, fairly present, in conformity with GAAP, the consolidated financial position of Ultramar Corporation and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to year-end adjustments).

         (c) The consolidated balance sheet of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Price Waterhouse LLP and set forth in the Joint Proxy Statement, fairly present, in conformity with GAAP, the consolidated financial position of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

         (d) The unaudited consolidated balance sheet of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Joint Proxy Statement, fairly present, in conformity with GAAP, the consolidated financial position of Diamond Shamrock, Inc. and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to year-end adjustments).

         (e) The unaudited pro forma condensed consolidated balance sheet of UDSC and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited pro forma condensed consolidated statements of income for the years ended December 31, 1993, 1994, and 1995 and the six-month periods ended June 30, 1995 and 1996, set forth in the Joint Proxy Statement, are complete and correct in all material respects and, subject to the footnotes thereto, have been prepared on the basis described therein and otherwise in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraphs (a) and (c) of this Section 10.4 and show the consolidated financial position and results of operations of the Borrower and its Consolidated Subsidiaries as if the Merger had occurred, in the case of the condensed consolidated statements of income, as of January 1, 1993 and in the case of the condensed consolidated balance sheets, as of the respective balance sheet dates (subject in the case of the interim financial statements to year-end adjustments).

         (f) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flow for the six months then ended, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its

Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to year-end adjustments).


10.5 MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has occurred no event, act or condition which has had, or could reasonably be expected to have, a Material Adverse Effect except for certain changes to conform accounting practices of Ultramar Corporation and Diamond Shamrock, Inc. as described in the Joint Proxy Statement.


10.6 USE OF PROCEEDS. All proceeds of each Loan will be used by the Borrower only in accordance with the provisions of Section 2.3(b).


10.7 GOVERNMENTAL APPROVALS. All Governmental Approvals which under applicable Law are required to have been obtained prior to the date this representation is made or deemed made in connection with the due execution, delivery and performance by each Obligor of the Documents to which it is a party have been obtained.


10.8             INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.
UDSC is not (a) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or a company controlled by a "holding company" within the meaning of PUHCA.


10.9 NO DEFAULTS. No Default or Event of Default has occurred and is continuing.


10.10 TAXES. Each of the Obligors and each of its Subsidiaries have filed all tax returns, as applicable, and all other material returns and filings required under Canadian and U.S. Law which to their knowledge are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by them, except as are being contested in good faith or which could not reasonably be expected to have a Material Adverse Effect.


10.11 FOREIGN TAXES. The Obligors and each of their Subsidiaries have filed or caused to be filed all income tax returns in all relevant foreign jurisdictions and all other material foreign returns and filings which are to their knowledge required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Obligors or any of their Subsidiaries, except as are being contested in good faith or which could not reasonably be expected to have a Material Adverse Effect.


10.12 ERISA. As of the Closing Date, UDSC is responsible for funding no Plans other than those listed on the Schedule "F". No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. There are no Unfunded Liabilities under any Plan which when added to the aggregate amount of Unfunded Liabilities with respect to all other Plans at such time could reasonably be expected to have a Material Adverse Effect. The Borrower and each member of the ERISA Controlled Group have not failed to comply with the requirements of Section 515 of ERISA with respect to any Multiemployer Plan and are not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan to an extent which could reasonably be expected to have a Material Adverse Effect. The aggregate potential total withdrawal liability payments of the Borrower and the members of the ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Borrower and the members of the ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not equal to or greater than an amount which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and each member of the ERISA Controlled Group, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 or ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been, or is expected by the Borrower or any member of the ERISA Controlled Group to be, incurred by the Borrower or any member of the ERISA Controlled Group which could reasonably be expected to have a Material Adverse Effect. Except to the extent otherwise disclosed on Schedule "F", the Borrower has no contingent liability with respect to any post-retirement benefit under any "welfare plan" (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA. No Lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Borrower or any member of the ERISA Controlled Group to be imposed on the assets of the Borrower or any member of the ERISA Controlled Group. With respect to any employee benefit plan covered under Title IV of ERISA that is excluded from the definition of Plan by the proviso at the end of such definition, no liability, penalty, Lien or security interest has been incurred or is expected to be incurred which could reasonably be expected to have a Material Adverse Effect, and to the Borrower's knowledge no other event or condition has occurred or exists which could reasonably be expected to have a Material Adverse Effect.


10.13 OWNERSHIP OF PROPERTY; LIENS. Each Obligor and each of its Consolidated Subsidiaries has good and marketable title to all of its property except for any defects which could not reasonably be expected to have a Material Adverse Effect, subject to no Lien of any kind except Liens permitted pursuant to Section 12.3 hereof.


10.14 ACCURACY AND COMPLETENESS OF INFORMATION. All historical information heretofore or contemporaneously furnished by the Obligors in writing to the Agent or any Lender for purposes of or in connection with the Credit is, to the knowledge of the Obligor true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.


10.15            ENVIRONMENTAL MATTERS.

         (a) Except in each case as could not reasonably be expected to have a Material Adverse Effect (i) each of the Obligors and their Significant Subsidiaries is in compliance with all applicable Environmental Laws, (ii) each of the Obligors and their Significant Subsidiaries has all Environmental Approvals required to operate its business as presently conducted and is in compliance with the terms and conditions thereof, (iii) each of the Obligors and their Significant Subsidiaries has not received any communication (written or oral) from a Governmental Authority that alleges that it is not in compliance with all Environmental Laws and Environmental Approvals and (iv) to the Obligors' knowledge there are no circumstances that may prevent or interfere with such compliance in the future.

         (b) There is no Environmental Claim pending or, to the Obligor's knowledge, threatened against the Obligors and their Significant Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         (c) Without in any way limiting the generality of the foregoing, except in each case as could not reasonably be expected to have a Material Adverse Effect (i) there are no on-site or off-site locations in which the Obligors and their Significant Subsidiaries has stored, disposed or arranged for the disposal of Materials of

Environmental Concern in violation of any Environmental Law, (ii) there are no underground storage tanks located on property owned or leased by the Obligors and their Significant Subsidiaries in violation of any Environmental Law, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Obligors and their Significant Subsidiaries and (iv) no polychlorinated - biphenyls (PCB's) are used or stored at any property or leased by the Obligors and their Significant Subsidiaries in violation of any Environmental Law.


10.16 SIGNIFICANT SUBSIDIARIES. Each of the Obligors' Significant Subsidiaries is a corporation, partnership, limited liability company, association or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material government licenses, authorizations, consents and approvals required to carry on its business as now conducted except for such powers, licenses, authorizations, consents or approvals the absence of which could not reasonably be expected to have a Material Adverse Effect.


10.17            HOLDING.  Holding is a wholly-owned Subsidiary of UDSC.


                                   ARTICLE 11

                             AFFIRMATIVE COVENANTS


                  Each Obligor, but only to the extent a covenant is made by such Obligor, as indicated below, covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligation remains unpaid or any Bankers' Acceptance or Letter of Credit remains outstanding, unless otherwise agreed by the Majority Lenders:


11.1 INFORMATION COVENANTS. UDSC shall furnish to the Agent and each Lender:

         (a) within 60 days after the close of each fiscal quarter (other than the fourth fiscal quarter) in each fiscal year of UDSC, its unaudited consolidated balance sheet as at the end of such quarterly period and the related consolidated statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year;

         (b) within 120 days after the close of each fiscal year of UDSC, its audited consolidated balance sheet as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable, in the case of UDSC to the SEC and independent public accountants of nationally recognized standing;

         (c) within 60 days after the close of each fiscal quarter, other than the fourth fiscal quarter, in each fiscal year of the Borrower, its unaudited consolidated balance sheet as at the end of such quarterly period and the related consolidated statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in prior fiscal years; and

         (d) within 120 days after the close of each fiscal year of the Borrower, its unaudited consolidated balance sheet as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year.


11.2 OFFICER'S CERTIFICATE. At the time of the delivery of the financial statements referred to in Section 11.1, a certificate of an Authorized Officer of UDSC as applicable, which certifies (a) that such financial statements fairly present the financial condition and the results of operations of UDSC as applicable, on the dates and for the period indicated, except as disclosed in the notes thereto, in accordance with GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (b) the detailed calculations made pursuant to Sections 12.5 and
12.6 as of the last day of such period and (c) that such Authorized Officer has reviewed the terms of the Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of the Borrower during the accounting period covered by such financial statements, and that as a result of such review such Authorized Officer has concluded that no Default or Event of Default has occurred and is continuing as of the date of such certificate or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and the action the Borrower proposes to take in respect thereof.

11.3 NOTICE OF DEFAULT, LITIGATION OR OTHER EVENT. Promptly, and in any event within three Banking Days after any of the Obligors obtains knowledge thereof, notice of (a) the occurrence of any Event of Default, and
(b) any litigation or governmental proceeding pending or threatened against the Obligors or any Significant Subsidiary which could reasonably be expected to have a Material Adverse Effect.


11.4             ERISA.

         (a) Except as could not reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within twenty days after UDSC or any member of the ERISA Controlled Group knows, or has reason to know, that:

                 (i) any Termination Event with respect to a Plan has occurred or will occur, or

                 (ii) any condition exists with respect to a Plan which presents a material risk of termination of the Plan (if such Plan has Unfunded Liabilities) or imposition of an excise tax or other material liability on the Borrower or any member of the ERISA Controlled Group, or

                 (iii) UDSC or any member of the ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an accumulated funding deficiency has been incurred, or

                 (iv) UDSC or any member of the ERISA Controlled Group has engaged in a "prohibited transaction," as defined in
                          Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA, or

                 (v) there exists any Unfunded Liabilities under any Plan giving rise to a Lien under ERISA or the Code, or

                 (vi) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Borrower or any member of the ERISA Controlled Group from a Multiemployer Plan, or

                 (vii) the Borrower or any member of the ERISA Controlled Group is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or

                 (viii) a Multiemployer Plan is in "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA), or

                 (ix) the Borrower and/or any member of the ERISA Controlled Group have incurred any potential withdrawal liability (as determined in accordance with Title IV of ERISA), or

                 (x) there is an action brought against the Borrower or any member of the ERISA Controlled Group under
                          Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA,

                 a certificate of an Authorized Officer of UDSC setting forth the details of each of the events described in paragraphs (i) through (x) above, as applicable, and the action which UDSC or the applicable member of the ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in paragraphs (i) through (x) above, as applicable.

         (b) As soon as possible and in any event within ten days after the receipt by UDSC or any member of the ERISA Controlled Group of a demand letter from the PBGC notifying the Borrower or such member of the ERISA Controlled Group of its final decision finding liability which, if remaining unpaid, could reasonably be expected to have a Material Adverse Effect and the date by which such material liability must be paid, a copy of such letter, together with a certificate an Authorized Officer of UDSC setting forth the action which UDSC or such member of the ERISA Controlled Group proposes to take with respect thereto.

         (c) With respect to any employee benefit plan covered by Title IV of ERISA that is excluded from the definition of Plan by the proviso at the end of such definition, as soon as possible and in any event within ten days after the receipt by UDSC or any member of the ERISA Controlled Group of any notice, whether or not in writing, that any material liability, penalty or Lien has been or could reasonably be expected to be asserted against it with respect to such plan, a certificate of an

                 Authorized Officer of UDSC setting forth the relevant details and the action which the Borrower or the applicable member of the ERISA Controlled Group proposes to take with respect thereto, together with a copy of such notice, if any.


11.5 ENVIRONMENTAL MATTERS. Promptly and in any event within ten Banking Days after the existence of any of the following conditions, a certificate of an Authorized Officer of any of the Obligors specifying in detail the nature of such condition, and the nature of such Obligor's proposed response thereto, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect: (a) the receipt by either of the Obligors of any communication (written or oral), whether from a Governmental Authority or other Person that alleges that the Obligors or any Significant Subsidiary is not in compliance with applicable Environmental Laws or Environmental Approvals, (b) any Authorized Officer of an Obligor shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against the Obligors or any Significant Subsidiary or (c) any release, emission, discharge or disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of any Environmental Claim against the Obligors or any Significant Subsidiary. The Borrower and UDSC will also maintain and make available for inspection by the Agent and the Lenders and their agents and employees accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by such Obligor or, to their knowledge and to the extent obtained by the Obligors, by any Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the properties of the Obligors and their Significant Subsidiaries.


11.6 OTHER INFORMATION. From time to time, such other information or documents (financial or otherwise) as the Agent or any Lender may reasonably request.


11.7 BOOKS, RECORDS AND INSPECTIONS. The Obligors will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Obligors will permit officers and designated representatives of the Agent or any Lender to visit and inspect any of the properties of the Obligors and to examine the books of record and account of the Obligors, and discuss the affairs, finances and accounts of the Obligors with, and be advised as to the same by, its and their officers and independent accountant, all upon reasonable notice and at such reasonable times and intervals as the Agent or such Lender may desire.

11.8 PAYMENT OF TAXES. Each of the Obligors shall, and shall cause its Subsidiaries to, pay and discharge all material Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach hereto, except that neither the Obligors nor any such Subsidiary will be required hereby to pay any such Tax, assessment, charge or levy the payment of which is the subject of a Contest.


11.9             COMPLIANCE WITH LAW.

         (a) Each of the Obligors will own, operate and maintain its business in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Each of the Obligors will keep each of its property and assets free of any Lien imposed pursuant to Environmental Laws which could reasonably be expected to have a Material Adverse Effect and is not the subject of a Contest, and will pay or cause to be paid when due any and all costs necessary to accomplish the foregoing, including, without limitation, the cost of identifying the nature and extent of the presence of any such Materials of Environmental Concern on any real property owned or leased by an Obligor as applicable, and the cost of delineation, removal, treatment and disposal of any such Materials of Environmental Concern.


11.10 EXISTENCE, ETC. Each of the Obligors shall preserve and maintain its corporate or other legal existence, and all material rights and material franchises, and cause each of its Subsidiaries to preserve and maintain its material rights and material franchises except as permitted under
Section 12.1, provided that neither the Obligors nor any of such Subsidiaries shall be required to maintain any such rights or franchises, the maintenance of which is determined by it in good faith not to be in its best interest in the conduct of business.


11.11 INSURANCE. Each of the Obligors shall maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts or other forms of self-insurance) as is customary for such companies under similar circumstances.

11.12 MAINTENANCE OF PROPERTY. Each of the Obligors shall keep, and cause each of its Subsidiaries to keep, all property necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted); provided that neither the Obligors nor any such Subsidiaries shall be required to maintain any property, the maintenance of which is determined by it in good faith not to be in its best interest in the conduct of business.


11.13 OWNERSHIP OF SIGNIFICANT SUBSIDIARIES. Each of the Obligors shall own, directly or indirectly, 100% of the outstanding voting securities of each of its Significant Subsidiaries.


11.14 PAYMENT OF OBLIGATIONS. The Borrower shall pay the Obligations when due and in the manner provided herein.


                                   ARTICLE 12

                               NEGATIVE COVENANTS


                 Each Obligor, to the extent a covenant is made by such Obligor, as indicated below, covenants and agrees that, so long as any Lender has any Commitment hereunder or any Obligation remains unpaid or any Bankers' Acceptance of Letter of Credit remains outstanding, unless otherwise agreed by the Majority Lenders.


12.1             RESTRICTION ON FUNDAMENTAL CHANGES.

         (a) No Obligor shall enter into any merger or consolidation, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue substantially all of its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property or, in any event, and without restriction, with respect to the Borrower or UDSC, 50% or more of its Consolidated Net Tangible Assets, provided that an Obligor may effect such a merger or such consolidation so long as after giving effect to such transaction (a "Permitted Transaction") (i) no Default or Event of Default shall exist, and (ii) the surviving entity or purchaser expressly assumes, by an agreement executed and delivered to the Lenders, in form reasonably satisfactory to the Agent, each of the obligations of the Borrower or UDSC, as applicable, under the Documents.

         (b) No transaction permitted by this Section 12.1 shall result in a discharge or novation of the Obligors under the Documents. The Agent may require as a condition to any transaction permitted by this Section 12.1 evidence (including legal opinions) satisfactory to the Lenders, acting reasonably, establishing satisfaction of the conditions set forth in this
                 Section 12.1.


12.2 TRANSACTIONS WITH AFFILIATES. Neither of the Obligors nor any of its Subsidiaries shall enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate (other than in any such Affiliate's capacity as a director or executive officer of an Obligor) on terms that are less favourable to the Borrower or UDSC, as applicable than those terms that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate, in each case excluding transactions among the Obligors and their Subsidiaries.


12.3 LIENS. Neither of the Obligors nor any of their respective Subsidiaries will create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereinafter acquired, other than the following:

         (a) Liens existing on the date hereof securing Indebtedness outstanding on the date hereof, and which are not otherwise permitted under paragraphs (b) through (k) below, in an aggregate principal amount not exceeding U.S. $10,000,000 or the Exchange Equivalent thereof in $ Cdn. Dollars;

         (b)     Liens for Taxes not yet due or which are subject to a Contest;

         (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens and any other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are subject to a Contest;

         (d) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (e) Easements, rights-of-way, zoning, and similar restrictions and other similar charges or encumbrances that do not materially interfere with the conduct of the business of the Borrower, UDSC or any of their respective Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Borrower, UDSC or any of their respective Subsidiaries or have a Material Adverse Effect;

         (f) purchase money Liens not to exceed 100% of the applicable purchase price; provided that such Lien shall attach within 180 days of the acquisition of the related asset and in no event shall such Lien attach to current assets of the Borrower, UDSC or any of their respective Significant Subsidiaries;

         (g) any Lien existing on any asset prior to the acquisition thereof by the Borrower, UDSC or any of their respective Subsidiaries and not created in contemplation of such acquisition; provided that in no event shall such Lien attach to current assets of the Borrower, UDSC or any of their respective Significant Subsidiaries;

         (h) Liens securing Environmental Claims (which, for the purposes of this paragraph (h), shall be limited to (i) undetermined or inchoate Liens arising pursuant to applicable Environmental Laws, (ii) arising in the ordinary course of business of the Obligor, and (iii) in respect of which no steps or proceedings have been taken to enforce such Lien);

         (i) Liens imposed by ERISA which could not reasonably be expected to have a Material Adverse Effect;

         (j) Liens on time deposit, demand, custodial or other banking accounts of the Borrower, UDSC or any of their respective Subsidiaries, if such accounts exist for the purpose of funding or securing insurance obligations of any Subsidiary engaged in the business of providing commercial insurance or reinsurance and which are incurred in accordance with prudent business practices and industry standards;

         (k) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (j); provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; and

         (l) Liens other than those described in paragraphs (a) through (k) above; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall at no time exceed 10% of Consolidated Net Worth of the Borrower or UDSC, as applicable.


12.4 ENVIRONMENTAL MATTERS. Except in each case where such activity could not reasonably be expected to have a Material Adverse Effect, neither of the Obligors shall permit (a) any underground storage tanks to be located on any property owned or leased by an Obligor and its Significant Subsidiaries in violation of any Environmental Law, (b) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by an Obligor and (c) any polychlorinated biphenyls (PCB's) to be used or stored at any property owned or leased by an Obligor or its Significant Subsidiaries as applicable.


12.5 LEVERAGE RATIO. Adjusted Consolidated Debt shall at no time, in respect of the Borrower, exceed 75% of the sum of Adjusted Consolidated Debt and Consolidated Net Worth. Adjusted Consolidated Debt shall at no time, in respect of UDSC exceed 60% of the sum of Adjusted Consolidated Debt and Consolidated Net Worth.


12.6 INTEREST COVERAGE RATIO. The ratio (the "Interest Coverage Ratio") of Consolidated EBITDA to Consolidated Cash Interest Expense shall not, in respect of the Borrower and UDSC for any period of four consecutive Fiscal Quarters, be less than 2.5:1.0.

12.7 HOLDING. UDSC shall not transfer any of its shares it now holds in Holding to any other Person except to a Subsidiary wholly-owned, directly or indirectly, by UDSC and shall not permit any Person to hold, directly or indirectly, any shares in the capital of Holding other than one of its direct or indirect wholly-owned, Subsidiaries; provided that Holding may liquidate or merge into UDSC or enter into any other transaction which will result in UDSC holding directly all of the outstanding shares of the Borrower.

                                   ARTICLE 13

                          EVENTS OF DEFAULT; REMEDIES


13.1 EVENTS OF DEFAULT. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of Law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority.

(a) FAILURE TO MAKE PAYMENTS. The Borrower shall (i) default in the payment when due of any principal on the Loans, or (ii) default in the payment when due of any interest, fees or other Obligation under the Documents for a period of five Banking Days after such amounts are due and payable.

(b) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made by or on behalf of an Obligor in any Document or in any certificate or statement delivered pursuant thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

(c) BREACH OF COVENANTS. (i) The Obligors shall fail to perform or observe any covenant or obligation arising under Sections 12.1, 12.5 and 12.6, or (ii) the Obligors shall fail to perform or observe any other covenant or obligation arising under the Documents and, in the case of this paragraph (ii), such failure shall continue for a period of 30 days.

(d) DEFAULT UNDER OTHER AGREEMENTS. Either of the Obligors or any of their Significant Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of principal or interest (subject, in the case of interest, to any applicable grace period) in respect of any Material Financial Obligation; or either of the Obligors or any of their Significant Subsidiaries shall default in the performance or observance of any other obligation or condition with respect to any such Material Financial Obligation or any other event shall occur or condition exist, if, as a result, such Material Financial Obligation has become or can then be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

(e) BANKRUPTCY, ETC. Any Event of Bankruptcy shall occur with respect to the Obligors or any Significant Subsidiary.

(f) DISSOLUTION. Any order, judgment, or decree shall be entered against either of the Obligors or any of their Significant Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 30 days; or any of the Obligors shall otherwise dissolve or cease to exist except as permitted by Section 12.1.

(g) ERISA. (i) Any Termination Event shall occur, or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or (iii) UDSC or a member of the ERISA Controlled Group shall have engaged in a transaction which is prohibited under Section 4975 of the Code or
         Section 406 of ERISA which could result in the imposition of liability on UDSC or any member of the ERISA Controlled Group, or (iv) UDSC or any member of the ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (vi) UDSC or a member of the ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (vii) a proceeding shall be instituted against UDSC or any member of the ERISA Controlled Group to enforce Section 515 of ERISA, or (viii) any other event or condition shall occur or exist with respect to any Plan which could subject UDSC or any member of the ERISA Controlled Group to any tax, penalty or other liability, and in each case in (i) through (viii) of this Section 13.1, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a lien, security interest, liability or penalty which in the aggregate could reasonably be expected to have a Material Adverse Effect.

(h) JUDGMENTS. Any judgment or decree shall be entered by a court or courts of competent jurisdiction against either of the Obligors or any of their Significant Subsidiaries and such judgment or decree (i) shall be in an aggregate amount greater than or equal to U.S. $25,000,000 or the Exchange Equivalent thereof in Cdn. Dollars and
         (ii) has not been discharged, bonded, or vacated within thirty days from entry.

(i)      CHANGE OF CONTROL.  A Change of Control shall occur.

13.2             RIGHTS AND REMEDIES.

         (a) Upon the occurrence of any Event of Default described in Sections 13.1 (a) to (i), the Commitments shall automatically and immediately terminate and the unpaid principal amount of any and all accrued interest on the Loans and any and all accrued fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Obligors and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

         (b) Upon the occurrence and during the continuance of any Event of Default, other than an Event of Default described in Section 13.1(e), the Agent shall at the request of the Majority Lenders, by notice to the Borrower (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Obligors.


                                   ARTICLE 14

                                   THE AGENT


14.1 APPOINTMENT AND AUTHORIZATION. Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.


14.2 AGENT AND AFFILIATES. The Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Obligors or any Subsidiary or affiliate of the Obligors as if it were not the Agent.


14.3 ACTION BY AGENT. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article 13.


14.4 CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.


14.5 LIABILITY OF AGENT. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith
(a) with the consent or at the request of the Majority Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request), (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify, (c) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder, (d) the performance or observance of any of the covenants or agreements of the Borrower, (e) the satisfaction of any condition specified in
Article 9, except receipt of items required to be delivered to the Agent; or
(f) the validity, effectiveness or genuineness of this Agreement, the other Documents or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine or to be signed by the proper Party or Parties. Without limiting the generality of the foregoing, the use of the term "AGENT" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting Parties.

14.6 INDEMNIFICATION. Each Lender shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.


14.7 CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.


14.8 SUCCESSOR AGENT. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized, chartered or licensed under the Laws of Canada and having a combined capital and surplus of at least Cdn. $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent resigns as Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Agent.

14.9 AGENT'S FEE. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Agent.

                                   ARTICLE 15

                                 MISCELLANEOUS


15.1 NOTICES. All notices, requests and other communications to any Party under the Documents shall be in writing (including bank wire, telex, facsimile or similar writing) and shall be given to such Party: (a) in the case of the Obligors, the Lenders or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Party, at such other address, facsimile number or telex number as such Party may hereafter specify for the purpose by notice to the Parties under the Documents. Each such notice, request or other communication shall be effective (c) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (d) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (e) if given by any other means, when delivered at the address referred to in this Section 15.1; provided that notices to the Agent and CIBC under Sections 2.4 and 2.5 shall not be effective until received.


15.2 NO WAIVERS. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.


15.3             EXPENSES; INDEMNIFICATION.

         (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Lender, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Borrower agrees to indemnify the Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

         (c) The indemnifications provided in respect of the reasonable fees and disbursements of counsel in this Section 15.3 shall be limited to one legal firm acting on behalf of the Lenders for each jurisdiction in which the services of counsel are utilized by the Lenders.


15.4 SHARING OF SET-OFFS. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due hereunder with respect to any other Document held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due hereunder with respect to any other Document held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations of such payments, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Indebtedness shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in the Indebtedness of the Borrower under this Agreement, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.


15.5 AMENDMENTS AND WAIVERS. Any provision of this Agreement or any of the other Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders ; provided that no such amendment or waiver shall, unless signed by all the Lenders, (a) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation,
(b) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or Bankers' Acceptance or any interest thereon or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or Bankers' Acceptance or interest thereon or any fees hereunder or for the termination of any Commitment or (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Borrower's Obligations or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.


15.6             SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer, other than pursuant to a Permitted Transaction any of its rights under this Agreement without the prior written consent of all Lenders.

         (b) Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans and Letter of Credit Liabilities. If a Lender grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Borrower's obligations hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender shall not agree to any modification, amendment or waiver of this Agreement described in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 6.3, 12.5, 12.6, the definitions of
                 Repayment Date and the Pricing Schedule without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 7, Sections 15.3, 15.4 and 15.9 with respect to its participating interest. An assignment or other transfer which is not permitted by paragraphs (c) and (d) below shall be given effect for purposes of this Agreement only to the extent a participating interest is granted in accordance with this paragraph (b).

         (c) Any Lender may at any time assign to one or more financial institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than Cdn. $10,000,000) of all, of its rights and obligations under this Agreement and the other Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Schedule "G" signed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld, and the Agent; provided that if an Assignee is an Affiliate of such transferor Lender or was a Lender immediately before such assignment, no such consent of the Borrower or the Agent shall be required. When such instrument has been signed and delivered by the Parties thereto and such Assignee has paid to such transferor Lender the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any Party shall be required. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of Cdn. $2,500. If the Assignee is not incorporated or chartered under the Laws of Canada or a province thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any Taxes in form satisfactory to the Agent and the Borrower.

         (d) Any Lender may at any time assign all or any portion of its rights under this Agreement to an Affiliate of such Lender.
                 No such assignment shall release the assigning Lender from its obligations hereunder.

         (e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Sections 7.1, 7.3 or 8.3 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Sections 7.1, 7.3 or
                 8.3 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

15.7 GOVERNING LAW; SUBMISSION TO JURISDICTION. The Documents shall be governed by and construed in accordance with the Laws in force in the Province of Ontario. The Obligors hereby submit to the nonexclusive jurisdiction of the courts having jurisdiction in the Province of Ontario for the purposes of all legal proceedings arising out of or relating to the Documents or the transactions contemplated thereby, other than in the case of the Guarantee where the Laws applicable in the State of Delaware, U.S.A. shall apply. The Obligors irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.


15.8 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. The Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the Parties and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the Agent has received from each of the Parties hereto a counterpart hereof signed by such Party or facsimile or other written confirmation satisfactory to the Agent confirming that such Party has signed a counterpart hereof.

15.9 WAIVER OF JURY TRIAL. Each of the Obligors, the Agent and the Lenders hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to the Documents or the transactions contemplated thereby.


                 IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        CANADIAN ULTRAMAR COMPANY


                                        By:   /s/ EDWARD Z. KWIATKOWSKI
                                              --------------------------------
                                        Name: Edward Z. Kwiatkowski
                                        Title: Treasurer
                                        Address:


                                        Facsimile:



                                        ULTRAMAR DIAMOND SHAMROCK CORPORATION


                                        By:   /s/ STEPHEN A. BLANK
                                              --------------------------------
                                        Name: Stephen A. Blank
                                        Title: Treasurer
                                        Address: 9830 Collonade Boulevard
                                                 San Antonio, Texas  78230
                                        Facsimile: (210) 641-8484

LENDERS SIGNATURES

                                        CANADIAN IMPERIAL BANK OF COMMERCE,
                                        AS AGENT



                                        By:   /s/ TIM THOMAS
                                              ---------------------------------
                                        Name: Tim Thomas
                                        Title: Director
                                        Address: Commerce Court West, 7th Flr.,
                                                 Toronto, Ontario M5L 1A2
                                        Facsimile: (416) 980-2804



                                        By:  /s/ RICK LOMAS
                                              ---------------------------------
                                        Name: Rick Lomas
                                        Title: Managing Director
                                        Address: Commerce Court West, 7th Flr.,
                                                 Toronto, Ontario M5L 1A2
                                        Facsimile: (416) 980-2804

                                        CANADIAN IMPERIAL BANK OF COMMERCE



                                        By:   /s/ JAMES CHEPYHA
                                              --------------------------------
                                        Name: James Chepyha
                                        Title: Director, Global Energy
                                        Address: 10th Flr., 855 - 2nd Street,
                                                 S.W. Calgary, Alberta, T2P 2P2
                                        Facsimile: (403) 221-5779




                                        By:   /s/ DAVID SWAIN
                                              --------------------------------
                                        Name: David Swain
                                        Title: Vice President & Managing
                                               Director
                                        Address: 10th Flr., 855 - 2nd Street,
                                                 S.W. Calgary, Alberta,  T2P 2P2
                                        Facsimile: (403) 221-5779



                                        BANK OF TOKYO - MITSUBISHI (CANADA)



                                        By:   /s/ AMOS SIMPSON
                                              --------------------------------
                                        Name: Amos Simpson
                                        Title: Vice President & General Manager
                                        Address:    600 rue de la Gauchetiere
                                                    Ouest, Suite 2780, Montreal,
                                                    Quebec  H3B 4L8
                                        Facsimile: (514) 875-9392

                                        FUJI BANK CANADA



                                        By:   /s/ JOHN BAILEY
                                              --------------------------------
                                        Name: John Bailey
                                        Title: Senior Vice President
                                        Address: 500 Rene-Levesque Blvd. West,
                                                 Suite 705, Montreal, Quebec
                                                 H2Z 1Z7
                                        Facsimile: (514) 383-9995



                                        THE BANK OF NOVA SCOTIA




                                        By:   /s/ MICHAEL G. LOCKE
                                              ---------------------------------
                                        Name: Michael G. Locke
                                        Title: Vice President
                                        Address: 44 King Street West,
                                                 Toronto, Ontario  M5H 1H1
                                        Facsimile: (416) 866-2009




                                        By:   /s/ DAVID M. TORREY
                                              --------------------------------
                                        Name:  David M. Torrey
                                        Title:  Relationship Manager
                                        Address: 44 King Street West,
                                                 Toronto, Ontario  M5H 1H1
                                        Facsimile: (416) 866-2009

                                        ABN AMRO BANK CANADA



                                        By:
                                              --------------------------------
                                        Name:
                                        Title:
                                        Address: #1500, 600 de Maisonneuve Ouest
                                                 Montreal, Quebec  H3A 3J2
                                        Facsimile: (514) 284-2357



                                        CAISSE CENTRALE DESJARDINS



                                        By:
                                              --------------------------------
                                        Name:
                                        Title:
                                        Address: 1 Complexe Desjardins,
                                                 Suite 2822
                                                 Montreal, Quebec  H5B 1B3
                                        Facsimile: (514) 284-2357




                                        CREDIT LYONNAIS CANADA



                                        By:
                                              --------------------------------
                                        Name:
                                        Title:
                                        Address: 2000 Mansfield, 16th Floor
                                                 Montreal, Quebec  H3A 3A6
                                        Facsimile: (514) 288-9683

                                        INDUSTRIAL BANK OF JAPAN (CANADA)



                                        By:
                                              --------------------------------
                                        Name:
                                        Title:
                                        Address: 100 Yonge Street, Suite 1102
                                                 Toronto, Ontario  M5C 2W1
                                        Facsimile: (416) 367-3452


                                        ROYAL BANK OF CANADA



                                        By:
                                              --------------------------------
                                        Name:
                                        Title:
                                        Address: Royal Bank Plaza, South Tower,
                                                 14th Floor, Toronto, Ontario
                                                 M5J 2J5
                                        Facsimile: (416) 974-7376

                      SCHEDULE "A" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996

                                  COMMITMENTS


            LENDERS                                        COMMITMENT (CDN. $)
 Canadian Imperial Bank of Commerce                           $45,000,000
 Royal Bank of Canada                                         $25,000,000
 Credit Lyonnais Canada                                       $25,000,000
 ABN AMRO Bank Canada                                         $20,000,000
 The Bank of Nova Scotia                                      $20,000,000
 The Industrial Bank of Japan (Canada)                        $20,000,000
 Caisse Centrale Desjardins                                   $15,000,000
 Fuji Bank Canada                                             $15,000,000
 Bank of Tokyo - Mitsubishi (Canada)                          $15,000,000
                                                             ------------
 TOTAL COMMITMENT                                            $200,000,000

                      SCHEDULE "B" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996


                                DRAWDOWN NOTICE


To:      Canadian Imperial Bank of Commerce (the "Agent")
         Attention: [o]

                                                                   [INSERT DATE]


Re: Credit Agreement dated December 19, 1996 made between, among others, the undersigned (the "Borrower"), the Agent and the Lenders (as defined therein) (as amended or restated from time to time, the "Credit Agreement")

         Drawing Number:

We refer to the facility constituted by the Credit Agreement and we hereby:

(1) Give you notice that on [o], 19[o], we wish to obtain the following [ROLLOVER/CONVERSION/DRAWDOWN]:


[SPECIFY THE ACTION REQUIRED]

(a)      a Prime Rate Loan in the amount of Cdn$[o];

(b) a LIBOR Loan in the amount of US$[o] and having an initial Interest Period (subject to the Credit Agreement) of [o] days/months;

(c)      a Base Rate Loan in the amount of US$[o];

(d) Bankers' Acceptances in the aggregate face amount of Cdn$[o] and having a term (subject to the Credit Agreement) of [o] days/months, maturing on [DATE]; and

(e) a Letter of Credit in the principal amount of Cdn$[o] or U.S.$ [o] and on the terms and conditions specified in the application for letter of credit submitted with this Drawdown Notice.

         [IF A ROLLOVER/CONVERSION DRAWDOWN]

The requested [ROLLOVER/CONVERSION/DRAWDOWN] replaces the following outstanding
Loans:

[SPECIFY AS APPLICABLE]

         (a)     a Prime Rate Loan in the amount of Cdn$[o];

         (b)     a LIBOR Loan in the amount of US$[o] maturing on [DATE];

         (c)     a Base Rate Loan in the amount of US$[o];

         (d) Acceptances in the aggregate face amount of Cdn$[o] maturing on [DATE]; and

         (e) Letter of Credit No. o in the principal amount of Cdn$[o] or U.S. $[o], the original of which is attached for [CANCELLATION REDUCTION IN THE AMOUNT OF CDN$o].

(2) Confirm that we have read the provisions of the Credit Agreement which are relevant to the furnishing of this Drawdown Notice. After due and careful investigation with respect thereto, we certify to the best of our knowledge that each of the representations and warranties of the Obligors contained in
Article 10 of the Credit Agreement (except as affected by the transactions contemplated by the Credit Agreement) remain accurate as if given on the date hereof, except for those representations and warranties which were made as of a specified date which were accurate when made.

All terms defined in the Credit Agreement and used herein shall have the meanings given in the Credit Agreement.

                                        CANADIAN ULTRAMAR COMPANY

                                        By:
                                           -----------------------------------

                                        Title:
                                              --------------------------------

                     SCHEDULE "C" TO THE CREDIT AGREEMENT
                           DATED DECEMBER 19, 1996

                                                        DRAFT: DECEMBER 16, 1996


                           GUARANTEE AND POSTPONEMENT

                                       OF

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION


PREAMBLE:

1. Canadian Ultramar Company (the "Borrower") has entered into a credit agreement dated December 19, 1996 with, among others, Canadian Imperial Bank of Commerce (the "Agent") on its own behalf and on behalf of the Lenders as defined therein, (such credit agreement as amended or restated from time to time herein called the "Credit Agreement") pursuant to which the Lenders have established the Credit in favour of the Borrower on the terms and conditions contained in the Credit Agreement.

2. It is a condition precedent to the Credit Agreement that the undersigned (the "Guarantor") guarantee in favour of the Agent and the Lenders the Obligations.

3. Capitalized terms used herein and not defined herein shall have the meaning given such terms in the Credit Agreement.

         NOW THEREFORE for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor agrees as follows:

1. The Guarantor acknowledges that it will receive direct benefits by virtue of the Borrower obtaining the Credit and has offered this guarantee as an inducement for the Lenders to provide the Credit.

2. The Guarantor hereby unconditionally guarantees payment to the Agent on behalf of the Lenders, forthwith after demand therefor by the Agent, of the Obligations which the Borrower has incurred or may incur to the Agent and the Lenders or any of them, under the Documents and all reasonable legal fees which may be incurred by the Agent and the Lenders in the enforcement of the Documents. Demand may be made hereunder only after the occurrence of an Event of Default.

3. The Lenders through the Agent may grant extensions of time or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower and other parties to the Credit Agreement as they may see fit, and may apply all money received from the Borrower or others, or from securities, upon such part of the Obligations as they may think best, without prejudice to or in any way limiting or lessening the liability of the Guarantor under this guarantee except in all cases to the extent all or part of the Obligations have been paid.

4. None of the Agent or the Lenders is bound to exhaust its recourse against the Borrower or other Persons or the security it may hereafter hold before being entitled to payment from the Guarantor under this guarantee; and the benefit of any Law affecting the liability of the Guarantor hereunder or enforcement thereof is hereby waived to the greatest extent permitted by applicable Law.

5. Any loss of any security received by the Agent or any of the Lenders from the Borrower or any other Person whether occasioned through the fault of the Agent or any of the Lenders or otherwise, shall not discharge, limit or lessen the liability of the Guarantor under this guarantee, unless such loss is directly attributable to the gross negligence or fraudulent or willful misconduct of the Agent or any of the Lenders.

6. This guarantee shall be a continuing guarantee and shall cover all present and future Obligations, and shall be binding as a continuing obligation of the Guarantor.

7. Any change or changes in the name, business or ownership of the Borrower shall not affect, limit or lessen the liability of the Guarantor hereunder and this guarantee shall extend to the Person acquiring or from time to time carrying on the business of the Borrower.

8. All Advances and Loans, including renewals and credits borrowed or obtained from the Lenders pursuant to the Documents, shall be deemed to form part of the Obligations hereby guaranteed notwithstanding any incapacity, disability or lack or limitation of status or of power of the Borrower or of the directors, partners or agents thereof or that the Borrower may not be a legal entity, or any irregularity, defect or informality in obtaining the Credit. Any amount which may not be recoverable from the Guarantor on the basis of a guarantee shall be recoverable from the Guarantor as principal debtor in respect thereof and shall be paid to the Agent after demand therefor as herein provided.

9. The Guarantor shall assume the responsibility for being and keeping itself informed of the financial condition of the Borrower and of all other circumstances bearing upon the risk of non-payment of the liability under this guarantee which diligent inquiry would reveal, and agrees that absent a request for such information by the Guarantor, neither the Agent nor any of the Lenders shall have any duty to advise the Guarantor of information known to the Agent or any of the Lenders regarding such condition or circumstances.

10. Should the Agent or any of the Lenders receive from the Guarantor a payment in full or on account of the Guarantor's liability hereunder, the Guarantor shall not be entitled to claim a repayment against the Borrower until all Obligations have been paid in full; and in the case of an Event of Bankruptcy (whether voluntary or compulsory), the Agent and each Lender shall have the right to receive all dividends or distributions of the payments in respect thereof until such claim has been irrevocably and unconditionally paid in full and the Guarantor shall continue liable, for any balance of the Obligations which may be owing to the Agent and any of the Lenders. If the Agent or any of the Lenders values and/or retains any security, such valuation and/or retention shall not, as between the Agent or such Lender, as the case may be, and the Guarantor, be considered as a purchase of such security, or as payment or satisfaction or reduction of the Obligations, or any part thereof unless such security is sold by the Agent or such Lender and the proceeds therefrom are applied by the Agent or such Lender as a payment on account of the Guarantor's liability hereunder.

11. The Guarantor shall make payment to the Agent of the amount of the liability of the Guarantor under this guarantee forthwith after demand therefor is made in writing by the Agent in accordance with the Credit Agreement. The liability of the Guarantor hereunder (other than any liability which already bears interest at the Default Rate in accordance with the terms of the Credit Agreement) shall bear interest at the Default Rate, from and including the twentieth Banking Day following the date of receipt by the Guarantor of such demand.

12. The Guarantor shall pay all reasonable legal fees and all other costs and expenses which may be incurred by the Agent or any of the Lenders in the enforcement of this guarantee.

13. Nothing herein contained or in any security hereafter acquired by the Agent or any of the Lenders nor any act or omission of the Agent or any of the Lenders with respect to any such security shall in any way prejudice or affect the rights, remedies or powers of the Agent or any of the Lenders with respect to any other security at any time held by the Agent or any of the Lenders.

14. The Agent and each of the Lenders, at its election, may exercise any right or remedy it might have against the Borrower or any security held by the Agent or any of the Lenders, including without limitation the right to foreclose upon any such security by judicial or non-judicial sale, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Obligations have been irrevocably reduced as a result thereof. The Guarantor waives any defence arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any such security, whether resulting from such election by the Agent or any of the Lenders otherwise. The Guarantor further waives any defence arising by reason of the cessation from any cause whatsoever of the liability of the Borrower as a result of an Event of Bankruptcy, or otherwise.

15. Until all Obligations have been paid in full, the Guarantor shall have no right to subrogation and waives any right to enforce any remedy or recourse which the Agent or any of the Lenders now have or may hereafter have against the Borrower or any other Person and waives any benefit of any right to participate in the security, if any, hereafter held by the Agent and or any of the Lenders. The Guarantor waives all presentments, demands for performance, notices of non- performance, protests, notices of protest, notices of dishonour, and notices of acceptance of this guarantee and of the existence, creation or incurring of new or additional Obligations.

16. Upon the occurrence and during the continuation of an Event of Default, all debts and liabilities, present and future, of the Borrower to the Guarantor will automatically, without act or formality, be assigned to the Agent, on behalf of the Lenders, and postponed to the Obligations, present and future, and all moneys received by the Guarantor in respect thereof after demand is made hereunder shall be received in trust for and shall be forthwith paid over to the Agent, on behalf of the Lenders, without in any way limiting or lessening the liability of the Guarantor under this guarantee except in all cases to the extent all or part of the Obligations have been paid.

17. This guarantee is in addition to and without prejudice to any security of any kind (including without limitation guarantees and postponement agreements whether or not in the same form as this guarantee) hereafter held by the Agent or any of the Lenders in connection with the Credit.

18. There are no representations, collateral agreements or conditions with respect to this guarantee or affecting the Guarantor's liability hereunder other than as contained herein or in the Credit Agreement.

19. Any payment on account of an amount owing hereunder in a specified currency made to or for the account of the Agent or any of the Lenders in a currency other than the specified currency pursuant to a judgment or order of a court or tribunal of any jurisdiction shall constitute a discharge of the Guarantor's obligation under this guarantee only to the extent of the amount of the specified currency which the Agent is able, on the date of receipt of such payment, to purchase in Toronto, Ontario with the amount so received by it. If the amount of the specified currency which the Agent is so able to purchase is less that the amount of the specified currency originally due, the Guarantor shall indemnify and save the Agent and each of the Lenders harmless from and against any loss arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent or any of the Lenders from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

20. All amounts payable by the Guarantor hereunder shall be made in the same currency of the Obligation, as applicable, without setoff or counterclaim and without deduction for or on account of any present or future Taxes, unless the Guarantor is required by Law to deduct or withhold in which case the Guarantor shall pay to the Agent such additional amount as is necessary to ensure that the Agent and each of the Lenders receives the full amount it would have received if no deduction or withholding had been made.

21. This guarantee shall be construed in accordance with the Laws in force in the State of Delaware, U.S.A. and the Guarantor agrees that any legal suit, action or proceeding arising out of or relating to this guarantee may be instituted in the courts of such jurisdiction and the Guarantor hereby accepts and irrevocably submits to the non- exclusive jurisdiction of such courts and acknowledges their competence and agrees to be bound by any judgment thereof, provided that nothing herein shall limit the right of the Agent or any of the Lenders to bring proceedings against the Guarantor elsewhere.

22. This guarantee shall extend and enure to the benefit of the successors and assigns of the Agent and each of the Lenders, and shall be binding upon the Guarantor and its successors and assigns.

23. Any account settled or stated in writing by or between one or more of the Lenders or the Agent and one or more of the Obligors shall be prima facie evidence that the balance or amount thereof appearing due is so due.

24. The Guarantor shall not contest or otherwise challenge the legality, validity or enforceability of any term or condition, or other provision contained in the Documents.

         GIVEN at                    , as of December 19, 1996.


                                        ULTRAMAR DIAMOND SHAMROCK CORPORATION

                                        By:
                                            -----------------------------------
                                        Name:
                                        Title:

                      SCHEDULE "D" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996

                                PRICING SCHEDULE



========================================================================================================================
                      LEVEL I            LEVEL II          LEVEL III         LEVEL IV         LEVEL V          LEVEL V1
========================================================================================================================
 Basis for Pricing    If UDSC's Credit   UDSC's Credit     UDSC's Credit     UDSC's Credit    UDSC's Credit    If
                      Rating is rated A  Rating is rated   Rating is rated   Rating is rated  rating is rated  Levels
                      or higher by S&P   at least A by     at least BBB+ by  at least BBB by  at least BBB-by  I-V do
                      or A2 or higher    S&P or A3 by      S&P or Baa1 by    S&P or Baa2 by   S&P or Baa3 by   not
                      by Moody's         Moody's.          Moody's.          Moody's.         Moody's.         apply.
------------------------------------------------------------------------------------------------------------------------
 Facility Fee           7.0                8.0              9.0               11.0             15.0            18.75
------------------------------------------------------------------------------------------------------------------------
 UNUSED COST            7.0                8.0              9.0               11.0             15.0            18.75
------------------------------------------------------------------------------------------------------------------------
 LIBOR +                15.5              17.0              18.5              21.5             30.0            43.75
------------------------------------------------------------------------------------------------------------------------
 BAs/LCs                15.5              17.0              18.5              21.5             30.0            43.75
------------------------------------------------------------------------------------------------------------------------
 Base/Prime Rate +       0                  0                0                 0                0                0
------------------------------------------------------------------------------------------------------------------------
 USED COST              22.5              25.0              27.5              32.5             45.0            62.50
========================================================================================================================

                      SCHEDULE "E" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996

                            SIGNIFICANT SUBSIDIARIES


Canadian Ultramar Company

Diamond Shamrock Refining and Marketing Company

D-S Venture Company, L.L.C.

Diamond Shamrock Refining Company, L.P.

Ultramar Credit Corporation

Ultramar Inc.

Ultramar Ltee.

                      SCHEDULE "F" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996

                                     PLANS


Diamond Shamrock Corporation Career Average Retirement Income Plan

Diamond Shamrock Corporation Retirement Income Plan

Diamond Shamrock Corporation Employees' Retirement Plan

Ultramar Corporation U.S. Employees' Retirement Plan


Multiemployer Plans:

New England Teamsters & Trucking Industry Pension Fund

Automotive Industries Welfare Fund

Western Conference of Teamsters Pension Trust Fund - Northern California Area

Western Conference of Teamsters Pension Trust Fund - Southern Area

                      SCHEDULE "G" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996


                      ASSIGNMENT AND ASSUMPTION AGREEMENT


                 AGREEMENT dated as of _________, 19__ among (NAME OF ASSIGNOR) (the "Assignor"), (NAME OF ASSIGNEE) (the "Assignee"), CANADIAN ULTRAMAR COMPANY, ULTRAMAR DIAMOND SHAMROCK CORPORATION and CANADIAN IMPERIAL BANK OF COMMERCE.

PREAMBLE:

1. This Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of December 19, 1996 among the Obligors, the Assignor and the other Lenders party thereto, as Lenders, and the Agent as amended from time to time, (the "Credit Agreement").

2. As provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and to support Letters of Credit issued by CIBC in an aggregate principal amount at any time outstanding not to exceed Cdn. $____________.

3. Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of Cdn. $__________, or the Exchange Equivalent in U.S. Dollars, are outstanding at the date.

4. Letters of Credit with a total amount available for drawing thereunder of $__________ are outstanding at the date hereof.

5. The Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans and it contingent exposure with respect to Letters of Credit and the Assignee proposes to accept an assignment of such rights and assume the corresponding obligations from the Assignor on such terms.

AGREEMENT:

         In consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. Definitions. All capitalized terms in this agreement, including the preamble, not otherwise defined herein, have the respective meanings set forth in the Credit Agreement.

                 SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of each of the Loans made by, and the contingent exposure with respect to Letters of Credit of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, and the other parties hereto and the payment of the amounts specified in Section 3 required to be paid on the date hereof (a) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (b) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

                 SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2, the Assignee shall pay to the Assignor on the date hereof in Cdn. Dollars the amount heretofore agreed between them.(1) It is understood that interest, the facility fees and other fees accrued before the date hereof are for the account of the Assignor and such interest and fees accruing on and after the date hereof are for the account of the Assignee.
Each of the Assignor and the Assignee agrees that if it receives any amount under the Documents which is for the account of the other, it shall receive the same for the account of the other to the extent of the other's interest therein and promptly pay the same to the other.

                 SECTION 4. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Obligors or the validity and enforceability of the Obligors' obligations under the Documents. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this





____________________

(1) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum and to split them between Cdn. Dollar and U.S. Dollar amounts.

agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Obligors.

                 SECTION 5. Governing Law. This agreement shall be governed by and construed in accordance with the Laws applicable in the Province of Ontario.

                 SECTION 6. Counterparts. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                        CANADIAN ULTRAMAR COMPANY


                                        By:                                 c/s
                                           ---------------------------------
                                        Title:



                                        ULTRAMAR DIAMOND SHAMROCK CORPORATION


                                        By:                                  c/s
                                           ----------------------------------
                                        Title:

                                        CANADIAN IMPERIAL BANK OF COMMERCE,
                                        AS AGENT FOR THE LENDERS



                                        By:
                                           -----------------------------------
                                        Title:

                     SCHEDULE "H" TO THE CREDIT AGREEMENT
                           DATED DECEMBER 19, 1996

                         OPINION OF COUNSEL FOR UDSC


         [NOTE TO DRAFT:  APPLICABLE JURISDICTION TO BE CONSIDERED.]

                             December 19,  1996.


To the Lenders and the Agent
Referred to Below
c/o Canadian Imperial Bank of Commerce
10th Floor, Global Energy
855 - 2nd Street SW
Calgary, Alberta
T2P 2P2

- and to -

Blake, Cassels & Graydon
3500 Bankers Hall East
855 - 2nd Street SW
Calgary, Alberta


Dear Sirs:

RE:      ULTRAMAR DIAMOND SHAMROCK CORPORATION

                 I am General Counsel of Ultramar Diamond Shamrock Corporation ("UDSC") and I am familiar with the Credit Agreement dated as of December 19, 1996 (the "Credit Agreement") among the Obligors, the Lenders party thereto, and Canadian Imperial Bank of Commerce, as Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of UDSC.

                 I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

                 To my knowledge, there is no action, suit, proceeding, inquiry or investigation pending or threatened against or affecting UDSC or any of its property in any court or before any

Governmental Authority that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge any of the Documents or any transaction thereby contemplated.

                 Upon the basis of the foregoing, I am of the opinion that:

         1. UDSC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         2. The execution, delivery and performance by UDSC of its covenants and obligations under the Credit Agreement and its Guarantee are within UDSC's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing or recordation with or consent, license or approval from any Governmental Authority in connection with the authorization, execution, delivery or performance thereof or to perfect, preserve or protect the rights or remedies of the Lenders or the Agent thereunder, and do not contravene, or constitute a default under, any provision of applicable Law or of UDSC's certificate of incorporation or by-laws or, to the best of my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon UDSC or any of its Subsidiaries or result in the creation or imposition of any Lien on any property of UDSC or any of its Subsidiaries.

         3. The Credit Agreement and its Guarantee constitute valid and binding obligations of UDSC, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar Laws affecting creditors' rights generally and by general principles of equity.

         4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, UDSC or any of its Significant Subsidiaries before any court or arbitrator or any Governmental Authority in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of UDSC and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or its Guarantee.

         5. Each of UDSC's corporate Significant Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

         6. Based solely upon the share register maintained by the Borrower, USDC and Holdings are the registered owners of all of the issued and outstanding shares of the Borrower and, after due enquiry, I am not aware of any right of any other Person to acquire any shares in the capital of the Borrower.

                                        Very truly yours,

                      SCHEDULE "I" TO THE CREDIT AGREEMENT
                            DATED DECEMBER 19, 1996

                  OPINION OF CANADIAN COUNSEL TO THE BORROWER




                                           December 19, 1996


To the Lenders and the Agent
Referred to Below
c/o Canadian Imperial Bank of Commerce
10th Floor, Global Energy
855 - 2nd Street SW
Calgary, Alberta
T2P 2P2

 - and to -

Blake, Cassels & Graydon
3500 Bankers Hall East
855 - 2nd Street SW
Calgary, Alberta


Dear Sirs:

RE:      CANADIAN ULTRAMAR COMPANY

         This opinion is furnished to you in connection with the Credit Agreement dated December 19, 1996 among the Obligors, the Lenders party thereto, and Canadian Imperial Bank of Commerce, as Agent (the "Credit Agreement").

         We have acted as counsel to the Borrower in connection with the Credit Agreement.

         Capitalized terms used herein which are defined in the Credit Agreement have the same meaning as therein defined.

         For purposes of our opinion, we have examined originally executed counterpart copies of the Documents and have also examined the originals, or copies certified to our satisfaction, of such other documents as we have considered necessary or appropriate for our opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or telecopied copies thereof and the authenticity of the originals of such documents.

         As to the authorization and execution of the Credit Agreement, we have relied solely on certified copies of the resolution of Directors of the Borrower and a Certificate of Incumbency of the Borrower, which are delivered to you with our opinion.

         As to the legal status of the borrower, we have relied solely on a [CERTIFICATE OF STATUS] issued by the [REGISTRAR] under the Companies Act (Nova Scotia), also delivered herewith.

         As to the corporate capacity of the Borrower to enter into the Credit Agreement, we have reviewed certified copies of its constating documents, also delivered herewith.

         We have conducted in the Province of Nova Scotia, certain searches of public registries and attach our report on the results thereof.

         We do not express any opinion on matters governed by any Law other than the internal Laws of the Province of Nova Scotia and the Laws of Canada applicable therein.

         We have assumed the Credit Agreement constitutes the legal, valid and binding obligations of the Agent and the Lenders, enforceable against each of them in accordance with its terms.

         Subject to the foregoing and the qualifications set forth herein, we are of the opinion that:

         a. the Borrower was [INCORPORATED/AMALGAMATED] under the Companies Act (Nova Scotia) and is validly subsisting thereunder;

         b. the Borrower has the corporate capacity to authorize the execution and delivery of the Credit Agreement and to perform its obligations and covenants thereunder;

         c. the Credit Agreement has been duly authorized and executed by the Borrower and constitutes its legal, valid and binding obligations enforceable against the Borrower in accordance with its terms; and

         d. there are no filings or registrations required with any Governmental Authority in the Province of Nova Scotia to perfect or preserve the rights of the Lenders under the Documents.

         Our opinion is subject to the following qualifications:

         (a) the validity and enforceability of the obligations of the Borrower under the Credit Agreement are subject to the following:

                 (i) any applicable bankruptcy, insolvency, winding-up, arrangement, liquidation, reorganization, moratorium or other Laws affecting creditors' rights generally;

                 (ii) the power of a court to grant relief from forfeiture, to stay proceedings before it and to stay the execution of judgments;

                 (iii)    applicable Laws regarding limitations of actions;

                 (iv) general principles of equity which may apply to proceedings inequity or at Law, including equitable limitations on the availability of certain remedies;

                 (v) limitations upon the right of a creditor to receive immediate payment of amounts stated to be payable on demand; and

                 (vi) a provision of the Credit Agreement that purports to establish evidentiary standards, such as provisions stating that certain determinations, calculations, requests or certificates will be conclusive and binding on the Borrower, may not be enforceable or may be limited in its applications.

         (b) Canadian courts will give a monetary judgment in Canadian currency and such judgment may be based on a rate of exchange in existence on a day other than as provided for in the Credit Agreement;

         (c) the provisions of the Interest Act (Canada) may limit interest on a judgment debt to a rate less than as provided for in the Credit Agreement;

         (d) determinations or demands made by the Agent of the Lenders in the exercise of a discretion purported to be given to them under the Credit Agreement may be unenforceable if made in an unreasonable or arbitrary fashion;

         (e) the ability to recover a claim for certain costs or expense may be restricted by a court to a reasonable amount and legal fees are subject to taxation;

         (f) the effectiveness of a provision of the Credit Agreement which purports to relieve a Person from a duty or liability otherwise owed may be limited by applicable Law, and a provision requiring indemnification or reimbursement may not be enforced by a court to the extent that it relates to the failure of such Person to have performed such duty or liability; and

         (g) no opinion is expressed on the enforceability of any provision of the Credit Agreement which:

                 (i) suggests that modification, amendments or waivers of the Credit Agreement that are not in writing will not be effective;

                 (ii) provides for agreement between the Parties at a later date; and

                 (iii) purports to sever unlawful or unenforceable provisions from the Credit Agreement.

         This opinion is intended solely for the use of the Agent and the Lenders and their permitted assignees and may not be relied upon by any other Person, nor quoted from or referred to in any other document, without our prior written consent.

                                        Yours very truly,